Exhibit 4.2
THIRD AMENDED AND RESTATED
MASTER FRANCHISE AGREEMENT
THIS THIRD AMENDED AND RESTATED MASTER FRANCHISE AGREEMENT (together with all Exhibits hereto, this “Agreement”), dated as of December 30, 2024 (the “Execution Date”), between McDONALD’S LATIN AMERICA, LLC, a limited liability company organized under the laws of the State of Delaware with its principal office at 110 North Carpenter Street, Chicago, Illinois 60607 U.S.A. (“Franchisor” or “McDonald’s”), and ARCOS DOURADOS COMERCIO DE ALIMENTOS S.A. (formerly known as Arcos Dourados Comercio de Alimentos Ltda.), a Brazilian company with its registered office in the state of São Paulo, the city of Barueri, Alameda Amazonas, 253 (“Brazilian Master Franchisee” and, together with the Franchisor, the “Parties”).
WHEREAS, the Parties hereto entered into the Amended and Restated Master Franchise Agreement on August 3, 2007 (the “First A&R MFA”);
WHEREAS, the Parties hereto entered into the Second Amended and Restated Master Franchise Agreement on November 10, 2008 (the “Second A&R MFA”);
WHEREAS, McDonald’s has exercised its right to grant Brazilian Master Franchisee an option to extend the Term (as defined in the Second A&R MFA) and Brazilian Master Franchisee has decided to exercise such option in accordance with Section 4.1 of the Second A&R MFA, and the Parties have determined that certain amendments to the Second A&R MFA are necessary;
NOW, THEREFORE, the Second A&R MFA is hereby amended, restated, superseded and replaced in its entirety as follows:
1.Definitions and Interpretation
1.1Definitions. Defined terms in this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Exhibit 1.
1.2Interpretation. In this Agreement, except to the extent that the context otherwise requires:
1.2.1The Table of Contents and headings are for convenience of reference only and shall not affect the interpretation of this Agreement;
1.2.2Defined terms include the plural as well as the singular and vice versa;
1.2.3Words importing gender include all genders;
1.2.4References to Sections, clauses, Schedules and Exhibits are references to Sections and clauses of, and Schedules and Exhibits to, this Agreement;
1.2.5References to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, restated,

supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein; and
1.2.6References to any Party or Person include its successors and permitted assigns.
1.2.7Each Party hereto agrees that, if any provision of this Agreement conflicts with any provision of the Second Amended and Restated Master Franchise Agreement dated as of the date hereof between, among others, Arcos Dorados B.V. and McDonald’s (the “LatAM MFA”), then the terms of the LatAM MFA shall prevail and Brazilian Master Franchisee shall take all actions necessary or desirable (or will cooperate with McDonald’s in taking such actions) to ensure that at all times this Agreement is not inconsistent with any provision of the LatAM MFA.
2.Nature and Scope of Agreement
2.1The System. McDonald’s and its Affiliates operate a restaurant system (the “System”), which is a comprehensive system for the ongoing development, operation and maintenance of McDonald’s Restaurants, and includes the Intellectual Property and other proprietary rights and processes, including the designs and color schemes for restaurant buildings, signs, equipment layouts, formulas and specifications for certain food products, including food and beverage products designated by McDonald’s as permissible to be served and sold in McDonald’s Restaurants, methods of inventory, operation, control, bookkeeping and accounting, and manuals covering business practices and policies that form part of the Standards. McDonald’s and its Affiliates may add elements to or modify, alter or delete elements from, the System in their sole discretion from time to time. McDonald’s Restaurants have been developed for the retailing of a limited menu of uniform and quality food products, emphasizing prompt and courteous service in a clean, wholesome atmosphere that is intended to be attractive to children and families. The System is operated and advertised widely within the United States of America and in many foreign countries. McDonald’s and its Affiliates hold, directly or indirectly, all rights to authorize the adoption and use of the System. The foundation of the System is compliance with the Standards by McDonald’s franchisees, including the Brazilian Master Franchisee and the Franchisees, and compliance with the Standards provides the basis for the valuable goodwill and wide acceptance of the System. Such compliance by the Brazilian Master Franchisee and the Franchisees, the accountability of Brazilian Master Franchisee for its performance hereunder and the establishment and maintenance by Brazilian Master Franchisee of a close working relationship with McDonald’s in the operation of the Brazilian Franchise Business together constitute the essence of this Agreement.
2.2Brazilian Master Franchisee Rights are Personal to Brazilian Master Franchisee. Brazilian Master Franchisee acknowledges that the Brazilian Master Franchisee Rights are being granted based upon the special relationship of trust and confidence that McDonald’s and certain of its Affiliates have developed and enjoy with the Person who Controls Los Laureles, Ltd. (the “Principal”), which controls, directly or indirectly, the Brazilian Master Franchisee. The special relationship that McDonald’s has developed with the Principal is based upon the Principal’s reputation and character and the Principal’s demonstrated skills, ability, knowledge and experience related to the management and operation of McDonald’s Restaurants, as well as the Principal’s thorough understanding of the importance of the Intellectual Property and the

Standards to McDonald’s and its Affiliates. The Parties acknowledge that the Brazilian Master Franchise Rights are granted to the Brazilian Master Franchisee only and to no other Person and may not, except as otherwise set forth in this Agreement, be Transferred to any other Person by assignment, will or operation of Applicable Law.
2.3Intent. This Agreement shall be interpreted to give effect to the intent of the Parties stated in this Section so that the Brazilian Franchise Business and any Franchised Restaurants shall be operated at all times in conformity and strict compliance with the System.
2.4Restatement of Agreement. The Parties agree that this Agreement shall supersede in all respects the First A&R MFA and the Second A&R MFA and that, as of the date of execution of this Agreement, the provisions of the First A&R MFA and the Second A&R MFA shall cease to be of further force and effect.
3.Grant of Rights
3.1Brazilian Master Franchisee Rights. Subject to the terms and conditions of this Agreement, including all rights reserved to McDonald’s hereunder, McDonald’s grants to Brazilian Master Franchisee the following rights (collectively, the “Brazilian Master Franchisee Rights”):
3.1.1The right to own and operate, directly or indirectly, Franchised Restaurants in Brazil;
3.1.2The right and license to grant franchises with respect to Franchised Restaurants to Franchisees in Brazil in accordance with the franchisee approval process and the applicable Franchise Agreement, it being understood and agreed that any Franchisee may establish and operate only one Franchised Restaurant per each Franchise Agreement;
3.1.3The right to adopt and use, and to grant the right and license to Franchisees to adopt and use, the System in the Franchised Restaurants in Brazil; and
3.1.4The right to advertise to the public that it is a franchisee of McDonald’s.
3.2Certain Matters Relating to McCafes, Satellites and Dessert Kiosks.
3.2.1Brazilian Master Franchisee acknowledges and agrees that it has no right or license to use or sublicense any Freestanding McCafe, other than the Initial Freestanding McCafes, and that its rights with respect to the “McCafe” brand are limited to the operation of Incorporated McCafes and the Initial Freestanding McCafes subject to the conditions set forth in this Agreement.
3.2.2Each proposed designation by Brazilian Master Franchisee of a McDonald’s Restaurant as a Satellite shall be subject to the consent of McDonald’s to such designation prior to (a) the opening of such proposed Satellite; (b) the acquisition by Brazilian Master Franchisee or any Subsidiary, directly or indirectly, of the fee simple interest (or the local equivalent) in, or entrance into of a lease (or the local equivalent) directly or indirectly from the owner of such interest, the real property on which such

Satellite is to be located; (c) the incurrence of any other contractual obligation relating to such proposed Satellite; or (d) the request of any permit, authorization, consent or approval from any Governmental Authority relating to such proposed Satellite.
3.2.3Brazilian Master Franchisee shall have the right to operate Dessert Kiosks within or outside the premises of Franchised Restaurants, subject to the conditions set forth in this Agreement and the Standards. All revenues attributable to sales at Dessert Kiosks shall be included within Gross Sales. Each Dessert Kiosk shall follow the Standards.
3.3Exclusivity. McDonald’s shall not at any time during the Term (a) own and/or operate, directly or indirectly, any McDonald’s Restaurant in Brazil; (b) grant to any other Person any right to own and/or operate any McDonald’s Restaurant in Brazil; or (c) grant the right or license to grant franchises to any other Person to own and/or operate any McDonald’s Restaurant in Brazil.
3.4Reservation of Rights. McDonald’s, on behalf of itself and its Affiliates, reserves all rights not specifically granted to Brazilian Master Franchisee under this Agreement, including the right, directly or indirectly, to:
3.4.1Use and sublicense the Intellectual Property in Brazil for all other purposes and means of distribution, including retail licensing, catalogs, Ronald McDonald House Charities, other charities, grocery, packaged foods, public and corporate relations materials and activities and Internet marketing and distribution;
3.4.2Sell, promote or license the sale of products or services under the Intellectual Property, including through electronic communications or the use of the Internet; and
3.4.3Use the Intellectual Property in connection with all other activities not prohibited by this Agreement.
4.Term of Agreement
4.1Term. Unless terminated pursuant to Section 12, the initial term of this Agreement shall commence on the Effective Date and shall extend until December 31, 2044 (the “Term”). McDonald’s shall have the right, in its sole judgment, to grant Brazilian Master Franchisee an option to enter into a new agreement to continue operating the Brazilian Franchise Business for an additional term of twenty (20) years after the expiration of the Term.
5.Franchise and Related Fees
5.1Initial Franchise Fees.
5.1.1Unless otherwise agreed by McDonald’s, in connection with the opening of any new Brazilian Master Franchisee Restaurant on or after the Effective Date, an initial franchise fee (the “Initial BMFR Fee”) shall be paid by Brazilian Master Franchisee to McDonald’s in an amount equal to, in the case of any Brazilian Master Franchisee Restaurant other than a Satellite, $2,250, and, in the case of any Satellite,

$1,125, multiplied by, in each case, the lesser of (a) 20; or (b) the number of years remaining in the Term (with any partial remaining year rounded up to one full year) (such number of years, the “BMFR Term”). If on the expiration of the BMFR term, Brazilian Master Franchisee desires to keep operating such Brazilian Master Franchisee Restaurant, then Brazilian Master Franchisee shall pay to McDonald’s an additional Initial BMFR Fee in connection with such Brazilian Master Franchisee Restaurant.
5.1.2Subject to Section 5.1.5(b) and unless otherwise agreed by McDonald’s, for each Franchise Agreement (or agreement to extend the term of any Franchise Agreement) entered into by Brazilian Master Franchisee or any of its Subsidiaries with a Franchisee (other than Brazilian Master Franchisee or of its Subsidiaries) on or after the Effective Date, Brazilian Master Franchisee shall require the applicable Franchisee to pay to Brazilian Master Franchisee an initial franchise fee (the “Initial SFR Fee”) in an amount equal to, in the case of any Franchised Restaurant other than a Satellite, $2,250, and, in the case of any Satellite, $1,125, multiplied by, in each case, the greater of (a) the number of years remaining in the Term; or (b) the number of years included in the term of such Franchise Agreement (or agreement to extend the term of the Franchise Agreement), in each case, with any partial remaining year rounded up to one full year. Brazilian Master Franchisee shall pay to McDonald’s 50% of the amount of each Initial SFR Fee, regardless of whether received by Brazilian Master Franchisee from the applicable Franchisee.
5.1.3With respect to any new Brazilian Master Franchisee Restaurant, each Initial BMFR Fee shall be payable on or prior to the date of the opening of such new Brazilian Master Franchisee Restaurant. With respect to a Franchised Restaurant that is not a Brazilian Master Franchisee Restaurant, the Initial SFR Fee shall be payable on or prior to (a) the date of entry into a new Franchise Agreement for such Franchised Restaurant; and (b) date of entry into an agreement to extend the term of the existing Franchise Agreement for such Franchised Restaurant.
5.1.4Brazilian Master Franchisee shall pay to McDonald’s an initial franchise fee for each Brazilian Master Franchisee Restaurant in operation as of January 1, 2025, in an amount equal to $2,250 per Brazilian Master Franchisee Restaurant, for the period from August 3, 2027 until December 31, 2044 (the “Initial MFA Fee” and, collectively with the Initial BMFR Fees and the Initial SFR Fees, the “Initial Franchisee Fees”). The Initial MFA Fee shall be paid to McDonald’s as follows: (i) 50% of the Initial MFA Fee shall be paid on or before August 1, 2027; and (ii) the remaining 50% of the Initial MFA Fee shall be paid on or before August 1, 2037.
5.1.5
(a)Brazilian Master Franchisee shall not be required to pay the Initial Franchise Fee with respect to any Franchised Restaurant that Relocates, unless the term of the applicable Franchise Agreement is extended in connection with such Relocation, in which case the Initial Franchise Fee shall be equal to, in the case of any Franchised Restaurant other than a Satellite, $2,250, and, in the case of any Satellite, $1,125, multiplied by, in each case, the number of years of such extension (with any partial remaining year rounded up to one full year).

(b)If a Franchisee enters into a Franchise Agreement (or agreement to extend the term of any Franchise Agreement) in connection with (i) the acquisition of a Franchised Restaurant from Brazilian Master Franchisee; or (ii) the exercise of an option to acquire a Franchised Restaurant included as a term of a Business Facilities Lease entered into with Brazilian Master Franchisee, then Franchisee shall only be required to pay the Initial Franchise Fee in respect of the years of such Franchise Agreement that extend beyond the Term.
5.2Royalties.
5.2.1Between the Effective Date and December 31, 2034, Brazilian Master Franchisee shall pay to McDonald’s aggregate royalties (“Base First Royalties”) with respect to each calendar month (or ratable portion thereof, including in the case of any Franchised Restaurant subject to an Approved Closing during such calendar month) during the Term in an amount equal to 6% of the U.S. Dollar equivalent of the Gross Sales of (a) each Franchised Restaurant in Brazil that is a Brazilian Master Franchisee Restaurant, and (b) each Franchised Restaurant in Brazil that is (i) not a Brazilian Master Franchisee Restaurant; and (ii) opened after January 1, 2025, in each case, for such calendar month (or such ratable portion thereof).
5.2.2Between the Effective Date and December 31, 2029, Brazilian Master Franchisee shall pay to McDonald’s aggregate royalties (“5% First Royalties”) with respect to each calendar month (or ratable portion thereof, including in the case of any Franchised Restaurant subject to an Approved Closing during such calendar month) during the Term in an amount equal to 5% of the U.S. Dollar equivalent of the Gross Sales of each Franchised Restaurant in Brazil that is: (i) not a Brazilian Master Franchisee Restaurant; and (ii) in existence on January 1, 2025 (irrespective of whether, during this period, the Franchise Agreement relating to such Franchised Restaurant is renewed, or a new Franchise Agreement is entered into in relation to such Franchised Restaurant) for such calendar month (or such ratable portion thereof).
5.2.3Between January 1, 2030 and December 31, 2034, Brazilian Master Franchisee shall pay to McDonald’s aggregate royalties (“6% First Royalties” and, together with the Base First Royalties and the 5% First Royalties, “First Royalties”) with respect to each calendar month (or ratable portion thereof, including in the case of any Franchised Restaurant subject to an Approved Closing during such calendar month) during the Term in an amount equal to 6% of the U.S. Dollar equivalent of the Gross Sales of each Franchised Restaurant in Brazil that is: (i) not a Brazilian Master Franchisee Restaurant; and (ii) in existence on January 1, 2025 for such calendar month (or such ratable portion thereof).

5.2.4Between January 1, 2035 and December 31, 2039, Brazilian Master Franchisee shall pay to McDonald’s aggregate royalties (“Second Royalties”) with respect to each calendar month (or ratable portion thereof, including in the case of any Franchised Restaurant subject to an Approved Closing during such calendar month) during the Term in an amount equal to 6.25% of the U.S. Dollar equivalent of the Gross Sales of each Franchised Restaurant in Brazil for such calendar month (or such ratable portion thereof).
5.2.5Between January 1, 2040 and December 31, 2044, Brazilian Master Franchisee shall pay to McDonald’s aggregate royalties (“Third Royalties” and, together with the First Royalties and Second Royalties, “Royalties”) with respect to each calendar month (or ratable portion thereof, including in the case of any Franchised Restaurant subject to an Approved Closing during such calendar month) during the Term in an amount equal to 6.5% of the U.S. Dollar equivalent of the Gross Sales of each Franchised Restaurant in Brazil for such calendar month (or such ratable portion thereof).
5.2.6If any Franchised Restaurant fails to report or generate Gross Sales with respect to any calendar month (or a ratable portion thereof) other than (a) as a result of an Approved Closing or (b) due to the full closure of such Franchised Restaurant directly caused by Force Majeure, then Gross Sales for such Franchised Restaurant with respect to such calendar month (or such ratable portion thereof) shall be deemed to be equal to the average monthly Gross Sales (or comparable ratable portion thereof) reported by such Franchised Restaurant within the 12-month period ending immediately preceding the calendar month in which such failure to report or generate occurred; provided that, if any Franchised Restaurant fails to generate Gross Sales due to the full closure of such Franchised Restaurant directly caused by Force Majeure, to the extent that such Force Majeure is covered by the relevant business interruption insurance policy, the Gross Sales for such Franchised Restaurant for the relevant period shall be deemed to be equal to the lost sales which form the basis for recovery under such business interruption insurance policy (to the extent such amount is recovered under such policy).
5.2.7Royalties with respect to any calendar month shall be payable by Brazilian Master Franchisee to McDonald’s no later than the seventh Business Day of the next succeeding calendar month.
5.3Transfer Fees. In the event of any voluntary, involuntary, direct or indirect sale, assignment, transfer or other disposition of a Franchised Restaurant by Brazilian Master Franchisee, any of its Subsidiaries or any Franchisee, Brazilian Master Franchisee shall charge a transfer fee of not less than $10,000 per Franchised Restaurant and shall remit to McDonald’s at the same time that it makes payment of the Royalties in the calendar month in which the transfer fee is payable, an amount equal to 50% of the amount of each such fee so charged (“Transfer Fee”); provided, however, that no such fee shall be charged (a) by Brazilian Master Franchisee or any of its Subsidiaries to any other Subsidiary of Brazilian Master Franchisee; (b) in the event of any such sale, assignment, transfer or other disposition by a Franchisee to any of its Affiliates; or (c) in the event of the exercise of an option to acquire a Franchised Restaurant included as a term of a Business Facilities Lease entered into with Master Franchisee.

5.4System Support Fees. In addition to the Initial Franchise Fee, Royalties and Transfer Fees, Brazilian Master Franchisee will pay McDonald’s (or its designee) the System Support Fees with respect to the System Support provided to Brazilian Master Franchisee or one or more Franchised Restaurants in accordance with the terms and conditions of Section 14.2. In the event that Brazilian Master Franchisee reasonably believes that any fee purported by McDonald’s to be a System Support Fee does not satisfy the requirements of a System Support Fee hereunder, upon Brazilian Master Franchisee’s request, the Parties shall meet to discuss such fee in good faith; provided that, if within thirty (30) days of commencing such discussion the Parties have failed to reach an agreement with respect to such fee, then such fee shall be deemed to be a System Support Fee and shall be payable by Brazilian Master Franchisee to McDonald’s (or its designee).
6.Certain Obligations of the Brazilian Master Franchisee
6.1Certain Actions with Respect to Franchised Restaurants. Brazilian Master Franchisee shall, at its sole expense:
6.1.1Cause each new Brazilian Master Franchisee Restaurant to comply with the terms and conditions of the New Franchise Agreement.
6.1.2Cause each Franchised Restaurant to comply with the System and not to engage in activity that may conflict with, or otherwise be detrimental to, the System.
6.1.3At all times faithfully, honestly and diligently perform its obligations under this Agreement and promote and enhance the operation of the Brazilian Franchise Business and the image, goodwill and reputation associated with the “McDonald’s” brand and the System.
6.1.4Ensure that each Franchised Restaurant is subject to a Customer Service Program that meets or exceeds the applicable Standards.
6.1.5Monitor continuously and measure with reasonable frequency the compliance by each Franchised Restaurant with the QSC Standards using a system for evaluating restaurant performance that meets or exceeds the applicable Standards.
6.1.6Acquire and use Products and Services for the operation of the Brazilian Franchise Business only in compliance with the Standards.
6.1.7Operate the Franchised Restaurants in a clean and wholesome manner in compliance with the Standards.
6.1.8Keep the Franchised Restaurants constructed and equipped in accordance with the Standards, and without McDonald’s approval (not to be unreasonably withheld) (i) not make any building design conversions and (ii) not make any alterations, conversions, or additions to the building, equipment or parking areas, in each case, in any manner that does not comply with the Standards;
6.1.9Where parking is provided and its use is exclusive to a Franchised Restaurant’s customers, maintain such parking areas in compliance with the Standards;

6.1.10Operate the Franchised Restaurants for the days and during the hours specified in the Standards (except (i) during any period when a Franchised Restaurant is inoperable as a result of Force Majeure, (ii) during any public holiday recognized in Brazil, or (iii) when operating hours are restricted by Applicable Law or the lease for the Franchised Restaurant’s Real Estate);
6.1.11Maintain sufficient supplies and employ adequate personnel so as to operate the Franchised Restaurants at their maximum capacity and efficiency;
6.1.12Use reasonable best efforts to cause all employees of Brazilian Master Franchisee, while working in the Franchised Restaurants, to comply with the Standards with respect to their uniform appearance and service to customers;
6.1.13Serve only the Menu Items and comply with specifications, preparation methods, quality specifications and appearance specifications applicable to the Menu Items and the Products and Services, as set out in the Menu Plans;
6.1.14In the dispensing and sale of the Menu Items, (i) use only containers, cartons, bags, napkins, other paper goods and packaging that comply with the Standards, (ii) use only those flavorings, garnishments and food and beverage ingredients that comply with the Standards, and (iii) employ only those methods of handling and preparation that comply with the Standards;
6.1.15Make all payments in accordance with the terms of undisputed invoices related to the operation of the Brazilian Franchise Business;
6.1.16Participate in McDonald’s market research, testing and product and service development programs, as required by McDonald’s from time to time;
6.1.17Issue and honor gift certificates, gift cards and similar items and participate in other Promotional Activities in accordance with the Standards;
6.1.18Not operate any automatic vending device unless it is in compliance with the Standards relating to the installation and maintenance of such devices;
6.1.19Place and display at the Franchised Restaurants (interior and exterior) only those signs, emblems, artwork, lettering, logos and display and advertising materials that comply with the Standards;
6.1.20Except as required by Applicable Law, comply with the Standards with respect to the use of signage, receipts and letterheads; and
6.1.21Adopt and implement procedures for identifying all Confidential Information as such and for controlling the distribution, reproduction and collection of Confidential Information to and from Franchisees and employees of the Franchised Restaurants, and for preventing each Franchisee and / or its employees from further disseminating such Confidential Information. Brazilian Master Franchisee shall promptly notify McDonald’s in the event any Confidential Information is lost, stolen, released or unaccounted for by it or any of its Subsidiaries or Franchisees. Brazilian Master

Franchisee shall advise McDonald’s as to the steps being taken by Brazilian Master Franchisee and/or such Franchisee to recover such Confidential Information and shall take such steps as McDonald’s may direct.
6.2Closings. Brazilian Master Franchisee shall not, and shall not permit any of its Subsidiaries or Franchisees to, close any Franchised Restaurant except pursuant to an Approved Closing.
6.3New Franchisees; Transfers.
6.3.1Brazilian Master Franchisee may enter into or renew a Franchise Agreement with, or Transfer any Franchise Agreement to, any Person, provided that (a) such Person is an Existing Franchisee or such Person (including, in the case of any renewal of a Franchise Agreement, the applicable Franchisee) is pre-approved by Brazilian Master Franchisee (a “New Franchisee” and together with the Existing Franchisees, the “Franchisees”) in accordance with a franchisee approval process on terms, conditions and procedures to be agreed upon between the Parties; (b) in the case of any Existing Franchisee, such Existing Franchisee is in compliance with each of its Franchise Agreements; and (c) the entry into such Franchise Agreement is not inconsistent with the applicable business plan to be agreed upon between the Parties.
6.3.2Promptly following its pre-approval of a Franchisee, Brazilian Master Franchisee shall provide McDonald’s with the following: (a) the full legal name of the Franchisee and each Person that has any direct or indirect Equity Interest in such Franchisee; (b) an electronic image of the related Franchise Agreement; and (c) such other information as McDonald’s may request from time to time.
6.4Franchise Agreements.
6.4.1Any franchise agreement, including any amendment or renewal thereof, entered into with respect to a New Franchisee shall be substantially in a form to be agreed upon between the Parties subject to any deviations required based on Applicable Law (each, a “New Franchise Agreement” and together with the Existing Franchise Agreement, the “Franchise Agreements”).
6.4.2If Brazilian Master Franchisee or any Franchisee seeks to (a) amend any Existing Franchise Agreement (x) that relates to a Franchised Restaurant that is not a Brazilian Master Franchisee Restaurant, then Brazilian Master Franchisee shall use its best efforts to cause such amendment to reflect the form of New Franchise Agreement to the extent not already reflected therein; or (y) that relates to a Franchised Restaurant that is a Brazilian Master Franchisee Restaurant, then Brazilian Master Franchisee shall not amend the Existing Franchise Agreement without the prior consent of McDonald’s; or (b) renew any Franchise Agreement, then (x) Brazilian Master Franchisee shall effect such renewal only by entering into a New Franchise Agreement with the applicable Franchisee; and (y) subject to the terms and conditions of Section 5.2, shall charge a Royalty that is not less than the rate then applicable hereunder for purposes of calculating Royalties.

6.4.3Brazilian Master Franchisee shall only enter into a Franchise Agreement with a Franchisee for a particular Franchised Restaurant in Brazil. Brazilian Master Franchisee shall not enter into a Franchise Agreement or any other agreement or understanding in respect of franchise rights, whether express or implied, that would grant it rights with respect to any region or sub-division of Brazil, nor shall Brazilian Master Franchisee enter into a Franchise Agreement if, after giving effect to such Franchise Agreement, such Person would be the sole Franchisee with respect to Brazil or any subdivision thereof.
6.4.4Brazilian Master Franchisee shall provide to each Franchisee any disclosure document or other information required to be so delivered under Applicable Law in connection with the entry into a Franchise Agreement or otherwise.
6.4.5No Franchise Agreement shall be extended without the prior consent of McDonald’s.
6.5Actions with Respect to Franchisees. Brazilian Master Franchisee shall, at its sole expense:
6.5.1Cause each Franchise Agreement to be timely registered with any appropriate Governmental Authority as and to the extent required by Applicable Law.
6.5.2Take all actions necessary to enforce each Franchise Agreement strictly in accordance with its terms and to ensure each Franchisee is in compliance with the System.
6.5.3Provide reasonable levels of assistance to each Franchisee and to the Restaurant Managers to promote and enhance the operation of the System and the Franchised Restaurants and the goodwill or reputation associated with the Trademarks and other Intellectual Property.
6.5.4Notwithstanding anything in this Agreement to the contrary, with respect to any Existing Franchise Agreement, and any Franchisee with respect to any such Existing Franchise Agreement, in no event shall Brazilian Master Franchisee be required hereunder to ensure any such Franchisee complies, or cause any such Franchisee to comply with, any new or amended obligations hereunder as compared to the Second A&R MFA to the extent such new or amended obligation is not included in the Existing Franchise Agreement with respect to such Franchisee; provided that Brazilian Master Franchisee shall ensure any renewal or extension of an Existing Franchise Agreement shall be in accordance with Section 6.4 (other than any such renewal or extension which is as of right, in which case Brazilian Master Franchisee shall use commercially reasonable efforts to ensure such renewal or extension shall be in accordance with Section 6.4).
6.6Strategic Marketing Plan. Brazilian Master Franchisee has developed a strategic marketing plan that obligates Brazilian Master Franchisee to aggregate expenditures to implement such strategic marketing plan in an amount not less than 5% of Gross Sales of all Franchised Restaurants in Brazil (the “Mandatory Marketing Commitment”); provided, however, that such amount shall be reduced for any Franchised Restaurant subject to an Existing Franchise

Agreement to the extent such Existing Franchise Agreement requires lesser expenditures for such purposes. Brazilian Master Franchisee shall be entitled to cause Franchisees to contribute to expenditures contemplated by such strategic marketing plan no less than 5% of Gross Sales of their respective Franchised Restaurants, but in no event in excess of the commitment specified in any Existing Franchise Agreement in the case of any Existing Franchisee.
6.7Global Marketing. Brazilian Master Franchisee acknowledges and agrees that McDonald’s and its Affiliates may enter into agreements relating to global, regional and other advertising, promotional and marketing alliances intended for the benefit of the System as determined by McDonald’s and its Affiliates in their discretion and may establish programs to fund activities undertaken by such alliances. Brazilian Master Franchisee authorizes McDonald’s and its designees to negotiate such agreements on its behalf and agrees to be bound by and comply with such agreements and to deliver the types and levels of promotional support in connection with such alliances as directed by McDonald’s from time to time. Brazilian Master Franchisee shall pay to McDonald’s in respect of the funding of such alliances an amount up to 0.2% of Gross Sales of all Franchised Restaurants in Brazil. Amounts contributed pursuant to this Section shall be credited against the Mandatory Marketing Commitment.
7.Intellectual Property
7.1Rights. Brazilian Master Franchisee’s right to use the Intellectual Property is derived solely from this Agreement. McDonald’s owns or has the right to license the Intellectual Property and all goodwill associated with the Intellectual Property. Subject to the limitations set forth in this Agreement, including strict compliance with conditions set forth in this Section, McDonald’s grants to Brazilian Master Franchisee the non-exclusive right to use, and to sublicense its Franchisees to use, the Intellectual Property solely in connection with the development, ownership, operation, promotion and management of the Franchised Restaurants in Brazil, and to engage in related advertising, promotional and marketing programs and activities. Without McDonald’s specific prior written consent, Brazilian Master Franchisee shall not adopt or use any other trademarks (including product names, slogans and logos), service marks, domain names or other identifiers in connection with the Brazilian Franchise Business.
7.2Intellectual Property Standards. Development, ownership, operation, promotion, management and sublicensing of the Franchised Restaurants and all uses of the Intellectual Property by Brazilian Master Franchisee and its Franchisees shall meet or exceed the applicable Standards and shall comply with Applicable Law. Brazilian Master Franchisee shall use, affix and otherwise display, and shall require its Franchisees to use, affix and otherwise display the Intellectual Property strictly in conformity with the Standards, together with applicable trademark, patent and / or copyright designations / markings (including any legends designating McDonald’s or its licensor as owner of the Intellectual Property and proper patent markings on any applicable Patents and related materials and equipment), as it may be directed by McDonald’s from time to time in its sole discretion, and with any other specifications as McDonald’s may prescribe from time to time to promote and foster the goodwill represented by the Intellectual Property and the System or otherwise to protect or perfect McDonald’s and / or its licensor’s interests in the Intellectual Property. Brazilian Master Franchisee shall and shall cause its Franchisees to immediately cease or modify any use of the Intellectual Property that is not in compliance with Applicable Law or the Standards or as otherwise instructed by McDonald’s, at Brazilian Master Franchisee’s sole expense. Brazilian Master Franchisee shall and shall cause its Franchisees to comply with all Standards applicable to advertising, promotions and creative review. Brazilian Master Franchisee shall permit and shall requires its Franchisees to permit inspection by McDonald’s, at reasonable intervals during normal business hours, for the purpose of monitoring the use of the Intellectual Property by Brazilian Master Franchisee and its Franchisees and verifying the presence of appropriate control measures with respect to compliance with the Standards.
7.3Specimens. At McDonald’s request, Brazilian Master Franchisee shall submit specimens of all signage, uniforms, packaging, Materials, stationary, business cards and other materials displaying, using or bearing the Intellectual Property or relating to the Franchised Restaurants to McDonald’s, at Brazilian Master Franchisee’s sole expense, for McDonald’s review and approval prior to Brazilian Master Franchisee’s or any Franchisee’s manufacture, printing, production, use, display, broadcast, distribution or sale of any of the foregoing and in accordance with procedures established by McDonald’s for such purposes from time to time. If McDonald’s fails to grant any required approval within ten Business Days of such submission, the submission shall be deemed to be disapproved.
7.4Ownership. Brazilian Master Franchisee acknowledges and agrees and shall require its Franchisees to acknowledge and agree that the Intellectual Property and all rights therein and the goodwill pertaining thereto in Brazil belong to McDonald’s (or its licensor) and that all uses of the Intellectual Property in Brazil shall inure to and be for the benefit of McDonald’s (or its licensor). Brazilian Master Franchisee and its Franchisees shall not directly or indirectly, (a) attack or impair the title of McDonald’s (or its licensor) to the Intellectual Property, the validity of this Agreement, or any of the registrations for or applications to register the Intellectual Property filed by or on behalf of McDonald’s (or its licensor); or (b) file any application to register or record any of the Intellectual Property, in whole or in part, or any other name, trademark or service mark relating to the Franchised Restaurants or that is identical or otherwise confusingly similar to or that might be dilutive of the Intellectual Property, including any trademark or service mark that uses “Mc” or “Mac”, anywhere in the world, unless requested by McDonald’s to do so and, in such event, subject to McDonald’s specific direction and written request.
7.5No Assignment. Nothing contained in this Agreement shall be construed as an assignment to Brazilian Master Franchisee or any other Person of any right, title or interest in or to the Intellectual Property, it being understood and acknowledged by Brazilian Master Franchisee that all use thereof in Brazil shall inure exclusively to and be for the benefit of McDonald’s (or its licensor), and Brazilian Master Franchisee shall cause its Franchisees to acknowledge and agree that all use of the Intellectual Property shall inure exclusively to and be for the benefit of McDonald’s (or its licensor). Upon McDonald’s request, Brazilian Master Franchisee shall execute and deliver and shall require its Franchisees to execute and deliver such documents as McDonald’s may deem necessary or desirable to use the Intellectual Property in conformity with Applicable Law or to protect the interests of McDonald’s and / or its licensor with respect thereto, including documents to record Brazilian Master Franchisee and / or any Franchisee as users of the Intellectual Property or to protect the interests of McDonald’s and / or its licensor in the Intellectual Property.

7.6Defense of Rights. Brazilian Master Franchisee shall cooperate with McDonald’s for purposes of securing, preserving, protecting and defending McDonald’s (or its licensor’s) rights in and to the Intellectual Property and for purposes of securing, preserving, protecting and defending the rights granted to Brazilian Master Franchisee hereunder as determined by McDonald’s in its discretion and at Brazilian Master Franchisee’s sole expense, unless otherwise expressly agreed in writing by McDonald’s. Such cooperation shall include the filing, prosecuting and processing of any trademark, service mark or copyright application or registration, or other filings, and the recording of this Agreement and/or any Franchise Agreement with any appropriate Governmental Authority, all as may be requested by McDonald’s. Brazilian Master Franchisee shall immediately notify McDonald’s of any objection to the use by Brazilian Master Franchisee or any Franchisee of any Intellectual Property or of any suspected infringement or imitation by others of any Intellectual Property that may come to the attention of Brazilian Master Franchisee or any Franchisee. McDonald’s shall have sole discretion to control all challenges to the Intellectual Property, including the right to determine whether or not any formal legal action shall be taken on account of any alleged infringement or imitation (though nothing in this Agreement shall be construed as imposing an obligation on McDonald’s to take any such action) and Brazilian Master Franchisee shall render all assistance as McDonald’s may request in connection therewith. McDonald’s may in its discretion bring and prosecute any claim or cause of action in its own name and join Brazilian Master Franchisee or any applicable Franchisee as a party thereto, or require Brazilian Master Franchisee to file an action in its own name to protect the Intellectual Property, subject to McDonald’s direction. Brazilian Master Franchisee and its Franchisees shall not institute any action for infringement of the Intellectual Property, except to the extent that McDonald’s may so direct Brazilian Master Franchisee and then solely in accordance with such direction.
7.7Registration. Brazilian Master Franchisee shall cooperate with McDonald’s in (a) registering this Agreement or a summary version thereof with any applicable Governmental Authority within Brazil to the extent required or desirable to fully protect McDonald’s rights in the Intellectual Property under Applicable Law; (b) maintaining or perfecting such registration; and (c) canceling such registration upon termination or expiration of this Agreement. McDonald’s is authorized by Brazilian Master Franchisee to cancel the registration of this Agreement with any applicable Governmental Authority within Brazil upon termination or expiration of this Agreement, for any reason, independent of any action executed by Brazilian Master Franchisee before such Governmental Authorities. Brazilian Master Franchisee shall execute on behalf of itself and its Franchisees and deliver such documentation as may be necessary or desirable in connection with the foregoing, including any power of attorney as may be required by Applicable Law. Brazilian Master Franchisee shall bear all costs that may be incurred by McDonald’s or its representatives in registering, perfecting, maintaining and canceling the registration of this Agreement as aforesaid.
7.8Intellectual Property Created by Brazilian Master Franchisee and its Franchisees.
7.8.1To the extent permitted by Applicable Law, all ideas, concepts, techniques and materials relating to the System, the Intellectual Property and / or the Franchised Restaurants, any enhancements, improvements and / or derivative works of any of the foregoing, and any trademarks or service marks that are created by Brazilian Master Franchisee, any of its Subsidiaries or Franchisees or any of their respective employees or agents (the “Developed IP”) shall be immediately disclosed to McDonald’s and shall be deemed property of McDonald’s as “works made for hire” and shall constitute Intellectual Property hereunder.
7.8.2To the extent that such Developed IP is not “works for hire,” Brazilian Master Franchisee shall, and shall cause such other Person to, immediately assign and does assign, all rights therein, including moral rights, to McDonald’s. The assignors of the Developed IP shall execute and deliver any documents requested by McDonald’s to confirm such assignment. If any such moral rights are not assignable under Applicable Law, Brazilian Master Franchisee agrees to waive and not to enforce any such moral rights, and to cause each other Persons to waive and not to enforce the same unless and until they have received the prior written consent of McDonald’s. If and to the extent that any rights in the Developed IP do not vest in the relevant member of McDonald’s Group, Brazilian Master Franchisee hereby grant to McDonald’s (or its designee) an exclusive (other than with respect to Brazilian Master Franchisee), perpetual, royalty-free, worldwide license of such rights, with the right to further sublicense.
7.8.3Brazilian Master Franchisee and McDonald’s agree and acknowledge that the Initial Franchise Fees and Royalties payable by Brazilian Master Franchisee under this Agreement have been negotiated and determined with the understanding that all Developed IP will, pursuant to this Section 7.8, become the property of the relevant member of McDonald’s Group, or will be licensed to McDonald’s (or its designee) pursuant to an exclusive (other than with respect to Brazilian Master Franchisee), perpetual, royalty-free, worldwide license of such rights (with the right to further sublicense), without further compensation owed to Brazilian Master Franchisee by McDonald’s Group for such Developed IP.
7.8.4None of Brazilian Master Franchisee or any of its Subsidiaries or Franchisees is authorized to use, sell, distribute or license any products or materials incorporating the Intellectual Property outside of the operation of the Franchised Restaurants without McDonald’s prior consent. None of Brazilian Master Franchisee or any of its Subsidiaries or Franchisees shall file, or suffer to be filed, any applications to register any Intellectual Property including, for the avoidance of doubt, any Developed IP, without McDonald’s prior consent.
7.9Trademarks.
7.9.1None of Brazilian Master Franchisee or any of its Subsidiaries or Franchisees shall adopt or use any new “Mc” or “Mac” trademarks or service marks, or any other trademarks (including without limitation product names, slogans and logos), service marks or domain names in connection with the Franchised Restaurants, without McDonald’s prior consent.
7.9.2None of Brazilian Master Franchisee or any of its Subsidiaries or Franchisees shall use the Trademarks (or any component thereof):
(a)In conjunction with its corporate, business, trade or legal name or as a symbol, logo or other insignia;

(b)In conjunction with any prefix, suffix or other modifying terms, including any co-branding arrangements (which are subject to McDonald’s approval in its sole judgment), other than in any case where McDonald’s has expressly authorized or approved such use in writing;
(c)In relation to any unauthorized services or products;
(d)As part of any domain name, electronic address, electronic mail address, Internet home page, intranet, extranet or website (other than in any case where McDonald’s has expressly authorized or approved such use in writing); or
(e)In any manner not expressly authorized by this Agreement.
7.9.3If so requested by McDonald’s in writing, Brazilian Master Franchisee shall identify itself as the independent owner of its business, give notices of trademark and service mark registrations in the manner McDonald’s specifies, obtain such fictitious or assumed name registrations as may be required under Applicable Law to distinguish itself from McDonald’s and its Affiliates, and provide evidence of Brazilian Master Franchisee’s use of the Trademarks, both in form and content.
7.9.4McDonald’s shall have the right to modify or discontinue the use by McDonald’s, Brazilian Master Franchisee or any of its Subsidiaries or any Franchisee of any Trademark or the specifications for use of any Trademark, or to require Brazilian Master Franchisee or any of its Subsidiaries or any Franchisee to commence use of new or substitute Trademarks. Brazilian Master Franchisee shall, and shall require each of its Subsidiaries and each Franchisee to, promptly comply with any such changes at Brazilian Master Franchisee’s or Franchisee’s sole expense. McDonald’s shall not have any obligation to reimburse Brazilian Master Franchisee or any Franchisee for any expenditures made by Brazilian Master Franchisee or any Franchisee to modify or discontinue the use of any Trademark or to adopt additional or substitute trademarks, including any expenditures relating to any Franchised Restaurant or to advertising, promotional materials or signage.
7.9.5None of Brazilian Master Franchisee or any of its Subsidiaries or Franchisees shall do anything that does or could reasonably be expected to: (a) bring any of the Trademarks into disrepute; (b) cause any detriment or harm to the goodwill, reputation or value associated with the Trademarks; (c) affect the validity or enforceability of the Trademarks, including by allowing any of the Trademarks to become generic, diluted or prejudiced, or lose their distinctiveness (including on the grounds of non-use thereof), or (d) otherwise prejudice any registration or application for registration of any of the Trademarks.
7.10Copyrights.
7.10.1To the extent permitted by Applicable Law, if Brazilian Master Franchisee or any Franchisee creates any adaptations or derivative works based upon or incorporating any of the Copyrights, Brazilian Master Franchisee shall, and shall cause each such other Person to, assign to McDonald’s all right, title and interest that any of them may have or acquire in such adaptations and derivative work and waive any moral rights that have or may accrue to them. Each such adaptation or derivative work shall constitute Copyrights hereunder.
7.10.2McDonald’s authorizes Brazilian Master Franchisee to translate the Copyrights into foreign languages necessary in order to use the Copyrights pursuant to the Brazilian Master Franchisee Rights. Brazilian Master Franchisee represents and warrants that any such translation shall be accurate and complete. Brazilian Master Franchisee acknowledges and agrees that any translation of the Copyrights shall be McDonald’s sole and exclusive property, and Brazilian Master Franchisee assigns to McDonald’s all right, title and interest in each such translation. Any such translation shall constitute Copyrights hereunder. McDonald’s is expressly authorized by Brazilian Master Franchisee to register such translation in its own name or in the name of any Affiliate of McDonald’s, with any applicable Governmental Authority within Brazil. Brazilian Master Franchisee acknowledges that, in case of termination or expiration of this Agreement, McDonald’s may authorize the use of such translation to any third party in its sole discretion. Brazilian Master Franchisee and Franchisees shall modify or discontinue use of Copyrights or adopt and use new, revised or additional Copyrights if instructed to do so by McDonald’s, at Brazilian Master Franchisee’s and Franchisees’ sole expense.
7.11Trade Secrets. Brazilian Master Franchisee acknowledges that the Trade Secrets constitute McDonald’s valuable confidential and proprietary information. Brazilian Master Franchisee shall and shall require its Franchisees to take all commercially reasonable steps to protect the confidentiality of the Trade Secrets and to prevent the unauthorized disclosure of the Trade Secrets, including employing the practices and procedures that it uses to protect its own trade secrets and other confidential or proprietary information. Brazilian Master Franchisee shall restrict disclosure of the Trade Secrets to its employees, agents, Franchisees and other authorized Persons on a need-to-know basis and only after such Persons have been informed of, and are subject to obligations in writing to maintain, the Trade Secrets’ confidentiality. Brazilian Master Franchisee shall not use, disclose or reproduce, or authorize any other Person to use, disclose or reproduce, the Trade Secrets for any reason or purpose except in connection with the operation of the Franchised Restaurants.
7.12Names. Notwithstanding anything to the contrary in this Agreement and its status as a non-Affiliate of McDonald’s Corporation, Brazilian Master Franchisee may continue to use any legal name or “operating as” name that includes any Intellectual Property that may imply ownership by an Affiliate or Subsidiary of McDonald’s Corporation, including “Arcos Dourados.”
7.13Restrictions on Purchase of Data. Without McDonald’s specific prior written consent, Brazilian Master Franchisee shall not, and shall procure that its Subsidiaries and Franchisees shall not purchase any data from any third-party sellers (other than any data purchased from any reputable and internationally recognized third-party sellers (for example Meta, Google, Nielsen and Quantium), prioritizing, but not limited to, McDonald’s existing third-party data suppliers, in the ordinary course of business consistent with past practice, where Brazilian Master Franchisee has conducted reasonable due diligence to validate that such third party has obtained the necessary consents in compliance with all Applicable Laws to permit Brazilian Master Franchisee’s use of such data). To the extent any data is purchased from third-

party sellers, Brazilian Master Franchisee shall, and shall procure that its Subsidiaries and Franchisees shall, segregate or separately identify such purchased data as bought-in data, to ensure it is not co-mingled with data generated by the Brazilian Franchise Business.
8.Relationship of the Parties
8.1Relationship of Parties. The Parties shall be independent contractors. This Agreement shall not create any fiduciary relationship between McDonald’s, on the one hand, and Brazilian Master Franchisee, on the other hand. Nothing in this Agreement is intended to make Brazilian Master Franchisee a general or special agent, legal representative, subsidiary, joint venturer, partner, employee or servant of McDonald’s. Brazilian Master Franchisee shall not represent that it has any relationship with McDonald’s other than as expressly permitted by this Agreement. McDonald’s shall not be obligated by or have any liability under any agreement, representation or warranty made by Brazilian Master Franchisee. McDonald’s shall not be obligated for any damages to any Person or property directly or indirectly arising out of the Brazilian Franchise Business, whether or not caused by the negligent or willful action or failure to act of Brazilian Master Franchisee or any of its respective Affiliates. McDonald’s shall have no liability for any sales, service, value-added, use, excise, gross receipts, property, workers’ compensation, unemployment compensation, withholding or other taxes, whether levied upon Brazilian Master Franchisee or its respective Assets or income, or upon McDonald’s in connection with services performed or business conducted by any of them. Withholding taxes when required by Applicable Law and payment of all such taxes shall be the sole responsibility of Brazilian Master Franchisee as required by Applicable Law.
8.2No Implied Employment Relationship. This Agreement shall not create any employment relationship between McDonald’s, on the one hand, and Brazilian Master Franchisee, on the other hand, or their personnel, employees or any independent contractor hired by any of them. Brazilian Master Franchisee assumes all obligations and responsibilities with respect to its employees under labor or social security laws in Brazil and all other Applicable Law.
9.Indemnification; No Liability
9.1Brazilian Master Franchisee Indemnifies McDonald’s. Brazilian Master Franchisee agrees to defend, indemnify and hold harmless McDonald’s, its Affiliates and all of their respective stockholders, directors, officers, employees, agents, attorneys-in-fact and representatives, consultants, independent contractors, designees, successors and assigns, and each such Person’s McDonald’s Related Parties and representatives (the “McDonald’s Indemnified Parties”), from and against any and all Losses and Expenses arising out of, in connection with, or relating to, any act or omission of Brazilian Master Franchisee or any Franchisee in connection with the Brazilian Franchise Business or any Franchised Restaurant, including:
9.1.1Any Claim by any third party;
9.1.2Any breach, violation or failure of any such Person to perform or comply with of any of their respective representations, warranties or obligations arising out of or relating to this Agreement or any Franchise Agreement (including the failure to comply with any applicable Standards);

9.1.3Any negligence, recklessness, misconduct or criminal act by any such Person or any of its Related Parties or their respective employees or personnel;
9.1.4The infringement or other violation of any patent, trademark, copyright or other proprietary rights of any third party, or the right of privacy or right of publicity, or the laws of unfair competition, in connection with this Agreement; provided that Brazilian Master Franchisee shall not be responsible for any such infringement or other violation to the extent that it involves the use of Intellectual Property as authorized by McDonald’s;
9.1.5The death of or injury to any person, damage to any property, or any other damage, loss or injury, by whomsoever suffered, resulting or claimed to result, in whole or in part, from any latent or patent defect in connection with the operation of the Brazilian Franchise Business or any Franchised Restaurant, including improper construction and / or design, or any claim of strict liability (or like theory of law) tort relating the operation of the Brazilian Franchise Business or any Franchised Restaurant;
9.1.6Any voluntary or mandatory recall of products that is due to a breach or violation by Brazilian Master Franchisee or any of its Affiliates of any of their obligations hereunder, any deviation from any applicable Standards or specifications by Brazilian Master Franchisee or any of its Affiliates, or any failure by Brazilian Master Franchisee or any of its Affiliates to perform services and / or provide products in accordance with the terms of this Agreement;
9.1.7Any failure to warn or inadequate warnings and / or instructions relating to any products; and
9.1.8Any and all Losses and Expenses arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Offering Document; (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any actions or proceedings in respect of the foregoing that is pending or threatened against a McDonald’s Indemnified Party or in which a McDonald’s Indemnified Party participates, whether or not such McDonald’s Indemnified Party’s participation in such action or proceeding is as a party to such action or proceeding.
9.2Rights and Responsibilities of Indemnitor and Indemnitee. In the event of any Claim or allegation entitling any McDonald’s Indemnified Party to indemnification by another Party hereunder, or in the event that any Party discovers facts that will likely give rise to a claim for indemnification hereunder, the McDonald’s Indemnified Party entitled to indemnification hereunder (the “Indemnitee”) shall promptly notify the Party obligated to provide such indemnification (the “Indemnitor”) of same in writing giving reasonable detail of the Claim, allegation or discovered facts (provided that the Indemnitee’s delay in furnishing notice of claims to Indemnitor shall not discharge the Indemnitor from its indemnification obligation hereunder, except to the extent such delay results in actual prejudice to Indemnitor or its inability to effectively defend the Claims or allegations).

9.3McDonald’s as Indemnitee. With respect to any Claims or allegations for which Brazilian Master Franchisee is obligated to indemnify McDonald’s pursuant to the terms of this Agreement, McDonald’s reserves the right to determine whether Brazilian Master Franchisee on the one hand, or McDonald’s, on the other hand, shall assume the defense of such Claims or allegations, and in either case, to employ counsel selected by McDonald’s in its discretion, and to control the defense and settlement of any such Claims or allegations, acting reasonably and in accordance with good faith business judgment with respect thereto, at Brazilian Master Franchisee’s expense and without relieving Brazilian Master Franchisee of any of its obligations hereunder. The rights of McDonald’s Indemnified Parties under this Agreement are in no way contingent upon or limited by McDonald’s Indemnified Parties seeking to recover or recovering from third parties or otherwise mitigating their losses.
9.4No Liability. Except as expressly provided in this Agreement, neither McDonald’s nor any of its McDonald’s Related Parties assumes any direct or indirect liability or obligation to any Brazilian Master Franchisee with respect to the Brazilian Franchise Business and neither McDonald’s nor any such Related Party shall have any liability to Brazilian Master Franchisee for damages of any kind, whether direct, consequential or otherwise incident to the conduct of the Brazilian Franchise Business, any Franchisee or any Franchised Restaurant.
10.Transfer; Securities Offerings
10.1Transfer of Rights by McDonald’s. McDonald’s may directly or indirectly Transfer all or any part of this Agreement, or all or any of its rights or obligations herein, to any Person as long as such Person expressly assumes and agrees to perform McDonald’s obligations under this Agreement. No such Transfer shall release Brazilian Master Franchisee from its obligations under this Agreement, except to the extent expressly agreed by McDonald’s.
10.2Transfer of Rights by Brazilian Master Franchisee. Neither this Agreement nor any of their rights and obligations under this Agreement may be Transferred by Brazilian Master Franchisee without McDonald’s prior consent.
10.3Securities Offerings. In connection with any public or private offering of Securities by Brazilian Master Franchisee (a “Securities Offering”):
10.3.1McDonald’s shall have the right to review all documentation (including any Offering Document) relating to such Securities Offering reasonably in advance of such Securities Offering, at Brazilian Master Franchisee’s sole expense, and Brazilian Master Franchisee shall use its best efforts to incorporate any comments McDonald’s may have with respect to any of such documentation.
10.3.2Brazilian Master Franchisee shall cause the issue of such Securities Offering to include a disclaimer substantially similar to the following in any Offering Document relating to such Securities Offering:
“This is an offering by [insert name of issuer] and not by McDonald’s Corporation or any of its affiliates. McDonald’s Corporation and its affiliates make no representation or warranty, express or implied, for or in respect of the information contained herein.”

10.3.3Brazilian Master Franchisee shall not use (i) the McDonald’s “golden arches” design or any design incorporating the McDonald’s “golden arches” design; (ii) the phrase “I’m lovin’ it”; or (iii) the McDonald’s name, in each case on any Securities issued in any Securities Offering or any Offering Document, other than any use of the McDonald’s name in connection with a description of the rights obtained under this Agreement.
11.Material Breaches and Remedies
11.1Material Breaches by Brazilian Master Franchisee. Brazilian Master Franchisee shall be considered to be in default of its obligations under this Agreement upon the occurrence and during the continuance of any Material Breach.
11.2Material Breaches. Each of the following events is a “Material Breach” hereunder:
11.2.1The material breach by Brazilian Master Franchisee of any of its obligations under this Agreement, including but not limited to compliance with the System and the Standards; provided, that Brazilian Master Franchisee has failed to cure such material breach within 30 days after receipt of notice thereof from McDonald’s;
11.2.2To the fullest extent permitted by Applicable Law, the insolvency or making of a general assignment for the benefit of creditors of Brazilian Master Franchisee; the voluntary filing by Brazilian Master Franchisee of a petition in commercial insolvency (including a concurso mercantil); the filing by any other Person of such a petition against Brazilian Master Franchisee, which is not dismissed within 60 Business Days after the filing date; the adjudication of Brazilian Master Franchisee as bankrupt or insolvent; the filing by or with the consent of Brazilian Master Franchisee of any other proceeding for the appointment of a receiver, a conciliator or an auditor of Brazilian Master Franchisee or other custodian or similar official for the business or Assets of Brazilian Master Franchisee or any part thereof; the appointment by any court of competent jurisdiction of a receiver, a conciliator or an auditor or other custodian (permanent or temporary) of Assets of Brazilian Master Franchisee, or any part thereof; or the institution of proceedings for a composition with creditors under Applicable Law of Brazil by or against Brazilian Master Franchisee;
11.2.3The indictment on charges or conviction of Brazilian Master Franchisee or any of its agents or employees by a court or other body of competent jurisdiction, or pleading no contest by such Person to, (a) a crime or offense that is punishable by incarceration for more than (1) one year or a felony; or (b) a crime or offense that involves terrorist financing, financial crimes, bribery or corruption; (c) a fraudulent or dishonest activity, including the concealment of revenues or the provision of false or misleading financial information relating to the Brazilian Franchise Business; (d) understatement in an intentional, reckless or grossly negligent manner of the Gross Sales of any Brazilian Master Franchisee Restaurant; or (e) a crime or offense or the indictment on charges thereof that, in the determination of McDonald’s, is likely to adversely affect the reputation of such Person, any Franchised Restaurant, McDonald’s or any of its Affiliates or the Trademarks, or otherwise adversely affect the System, McDonald’s Restaurants or the goodwill associated with the Trademarks;

11.2.4The participation by Brazilian Master Franchisee or any of its Subsidiaries in any fraudulent or dishonest activity that is material to the Brazilian Franchise Business in Brazil or the failure by Brazilian Master Franchisee to report to McDonald’s any such fraudulent or dishonest activity by any of the employees or agents of Brazilian Master Franchisee or any of its Subsidiaries, including the concealment of revenues or the provision of false or misleading financial information.
11.2.5The entry of any judgment against Brazilian Master Franchisee in excess of $5,000,000, or the failure to pay any creditor, any Distributor or Governmental Authority, any amount as and when due and payable, that is not duly paid or otherwise discharged within 30 days, unless such judgment is being contested on appeal in good faith by Brazilian Master Franchisee;
11.2.6The default by Brazilian Master Franchisee under any Financing Agreement which continues beyond any applicable cure period set forth in any such Financing Agreement, which default shall be deemed to materially and adversely affect the Brazilian Franchise Business if it was caused by Brazilian Master Franchisee and shall have resulted in or formed the basis of the acceleration of all amounts then due and payable under any such Financing Agreement;
11.2.7The engagement by Brazilian Master Franchisee or any of its Affiliates in Brazil in public conduct that reflects materially and unfavorably upon the operation of McDonald’s Restaurants, the System or the goodwill associated with the Intellectual Property, and the failure of Brazilian Master Franchisee to cease such conduct within five days after receipt of notice thereof from McDonald’s; provided, that engagement in legitimate political activity (including testifying, lobbying, or otherwise attempting to influence legislation to the extent not in violation of the U.S. Foreign Corrupt Practices Act or similar anti-corruption or money laundering law applicable in Brazil) shall not be grounds for termination;
11.2.8The engagement by Brazilian Master Franchisee or any of its Affiliates in Brazil in an act constituting gross negligence, recklessness or intentional or willful misconduct relating to the conduct of the Brazilian Franchise Business that, in the determination of McDonald’s, is likely to materially adversely affect the reputation of McDonald’s or any of its Affiliates or the Trademarks, or otherwise materially adversely affect the System, McDonald’s Restaurants or the goodwill associated with the Trademarks; provided that engagement in legitimate political activity (including testifying, lobbying, or otherwise attempting to influence legislation to the extent not in violation of the U.S. Foreign Corrupt Practices Act or similar anti-corruption or money laundering law applicable in Brazil) shall not be grounds for termination;
11.2.9The failure by Brazilian Master Franchisee to comply with any provision of this Agreement other than those defined as a Material Breach more than once in any period of 12 consecutive months, regardless of whether (a) any such breach is a Material Breach or not; (b) any such breach was cured or not; or (c) such breaches were of the same nature or not; provided, that (i) promptly following any such breach by Brazilian Master Franchisee, McDonald’s shall notify Brazilian Master Franchisee in writing that the first breach (as contemplated by this Section) has occurred, and (ii) thereafter, a

Material Breach shall have occurred only to the extent that Brazilian Master Franchisee (x) commits a subsequent breach within the 12-month period following the date of such initial notice and (y) fails to cure such breach within 30 days after McDonald’s delivers to Brazilian Master Franchisee a notice referencing this Section;
11.2.10  The failure by Brazilian Master Franchisee to achieve:
(a)at least 80% of the aggregate Targeted Openings during any one calendar year of any Restaurant Opening Plan applicable to both Brazil and Mexico;
(b)during the first ten (10) years of the Terms, at least 90% of the aggregate Targeted Openings during any Two-Year Compliance Period of the Restaurant Opening Plans applicable to both Brazil and Mexico; or
(c)at least 90% of the aggregate Targeted Openings during any Three-Year Compliance Period of any Restaurant Opening Plan applicable to both Brazil and Mexico;
11.2.11  The failure by Brazilian Master Franchisee to comply with at least 80% of the (i) U.S. Dollar funding requirements or (ii) Reimaging and Modernization requirements of any Reinvestment Plan with respect to Brazil as and when such Reinvestment Plan is required to be implemented for a period of one year after notice thereof has been given to Brazilian Master Franchisee;
11.2.12  The failure by Brazilian Master Franchisee to pay any amount required to be paid to McDonald’s under this Agreement (including overdue interest thereon as provided in Section 14.2.3) that in the aggregate exceeds $80,000,000;
11.2.13  The entry into any agreement (including any unsecured or secured debt facility, indenture or other instrument or agreement) Brazilian Master Franchisee or any of its Subsidiaries that is materially adverse to any of McDonald’s rights in respect of the Intellectual Property;
11.2.14  Brazilian Master Franchisee or its Franchisees’ failure to use the Intellectual Property in compliance with this Agreement and the Standards, and fail to cure such breach within thirty (30) days of receipt of notice thereof from McDonald’s;
11.2.15  Brazilian Master Franchisee or its Franchisees sells food or beverage products other than the Menu Items, sells Menu Items that fail to conform to the Standards in their composition or preparation, or fails to sell all of the core Menu Items approved by McDonald’s, and failure to cure any such breach within thirty (30) days of receipt of notice thereof from McDonald’s;
11.2.16  Brazilian Master Franchisee or its Franchisees fails to comply with any Applicable Law or the Standards pertaining to food safety or prevention of food or beverage adulteration and, to the extent curable, fails to cure any such breach within ten (10) days of receipt of notice thereof from McDonald’s; or

11.2.17  Brazilian Master Franchisee commits a Transfer in violation of this Agreement.
12.Remedies
12.1Discretionary Termination of this Agreement. Upon the occurrence and during the continuance of a Material Breach (other than any Material Breach specified in Section 11.2.10(a), McDonald’s, at its sole discretion, may terminate this Agreement.
12.2Discretionary Termination of Exclusive Right. Solely in the case of any Material Breach specified in Section 11.2.10(a), McDonald’s, at its option, may terminate the exclusive right of Brazilian Master Franchisee to exploit the Brazilian Master Franchisee Rights granted in Section 3.
12.3Mandatory Closure of Franchised Restaurants. In addition to McDonald’s right to terminate this Agreement under Section 12.1, and other rights and remedies under this Agreement and Applicable Law, McDonald’s has the right to terminate Brazilian Master Franchisee’s right to operate any Franchised Restaurant, effective upon notice to Brazilian Master Franchisee without any opportunity to cure, upon the occurrence of one (1) or more events described below:
12.3.1The failure to maintain possession or occupation of the Real Estate on which the relevant Franchised Restaurant is located;
12.3.2The suspension, revocation or non-renewal of licenses or permits necessary for the proper operation of the relevant Franchised Restaurant; or
12.3.3The material breach by Brazilian Master Franchisee of any of its other obligations under this Agreement with respect to the relevant Franchised Restaurant, including the obligation to maintain and operate the relevant Franchised Restaurant in a clean and wholesome manner in compliance with the Standards, and Brazilian Master Franchisee fails to cure such breach within ninety (90) days of receipt of notice thereof from McDonald’s.
12.4Restrictions on Distributions. In addition to McDonald’s right to terminate this Agreement under Section 12.1 for a Material Breach and other rights and remedies under this Agreement and Applicable Law, McDonald’s shall have the right in its sole judgment to restrict Brazilian Master Franchisee from making any Restricted Payments during the Restricted Payments Period, in the event that Brazilian Master Franchisee fails to pay any amounts due under this Agreement, including due to any understatement of Gross Sales, and fails to cure such breach within thirty (30) days of receipt of notice thereof from McDonald’s (the “Restricted Payment Trigger Event”).
12.5Mitigation. McDonald’s shall have the right, but not the obligation, to take such action as it may deem necessary or appropriate to cure or remediate any Material Breach, but no such action, cure or remediation shall constitute a waiver of any of McDonald’s rights or remedies hereunder or under Applicable Law with respect to such Material Breach. Any such actions taken by McDonald’s shall be at the sole expense of Brazilian Master Franchisee.

12.6Automatic Termination. Upon (i) the occurrence of a Material Breach specified in Section 11.2.2 or (ii) termination of the LatAM MFA, this Agreement shall terminate without the need for any Party to take any further action.
13.Rights and Obligations Upon Termination or Expiration of the Master Franchise According to its Terms
13.1Termination or Expiration of this Agreement. If this Agreement expires or terminates according to its terms, then:
13.1.1McDonald’s shall have the right, but not the obligation, to acquire all, but not less than all, of the Equity Interests in Brazilian Master Franchisee at fair market value, as determined in accordance with terms to be agreed upon between the Parties.
13.1.2Brazilian Master Franchisee shall pay to McDonald’s and its Affiliates, within ten Business Days following the effective date of the termination or expiration of this Agreement, or such later date that the amounts due are determined as provided in this Agreement any amounts owed to McDonald’s or any of its Affiliates which are then unpaid and any late charges with respect thereto.
13.1.3In the event McDonald’s does not exercise its right to acquire all of the Equity Interests in Brazilian Master Franchisee pursuant to Section 13.1.1, then McDonald’s shall execute and deliver all necessary documents and instruments and perform any additional acts that McDonald’s determines to be necessary or appropriate to confirm the continuing rights to the Intellectual Property and otherwise of any Franchisee under a Franchise Agreement the term of which extends beyond the applicable Term.
13.1.4McDonald’s shall have the option to purchase the furniture, fixtures, signs, equipment, leasehold improvements and other similar fixed property (but excluding, for the avoidance of doubt, Real Estate or rights therein) or any portion thereof held by the Franchised Restaurant(s) designated by McDonald’s, for a sum equal to the fair market value of such property, by delivering a written notice to Master Franchisee within sixty (60) days following any such termination or expiration. If McDonald’s and Brazilian Master Franchisee fail to agree on the fair market value within sixty (60) days after McDonald’s notice, the fair market value of such property shall be determined by a reputable international accounting firm designated by McDonald’s.
13.2Responsibilities of Brazilian Master Franchisee upon Termination or Expiration. Upon termination or expiration of this Agreement, the Brazilian Master Franchisee shall:
13.2.1Not directly or indirectly at any time or in any manner identify itself or any business as a current Brazilian Master Franchisee or licensee of, or as otherwise associated with McDonald’s or any of its Affiliates, or use any Intellectual Property or any colorable imitation thereof in any manner or for any purpose, or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with McDonald’s or any of its Affiliates.

13.2.2Unless McDonald’s is entitled to and does exercise its right to acquire the Equity Interests in Brazilian Master Franchisee, within five Business Days remove all signs, structures, elements or designs incorporating or containing any Intellectual Property, and return to McDonald’s or destroy all items, forms and materials containing any Intellectual Property or otherwise identifying or relating to a Franchised Restaurant and to comply fully with all Standards applicable to the closing or transfer of a McDonald’s Restaurant;
13.2.3Within five Business Days, take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to Brazilian Master Franchisee’s use of any Intellectual Property;
13.2.4Not sell any McDonald’s branded product or service identified as part of the System;
13.2.5If applicable, notify all relevant Persons with regard to Electronic Properties within Brazil of the termination or expiration of this Agreement and Transfer (or cause to be Transferred) any such Electronic Property within Brazil to McDonald’s or any other Person designated by McDonald’s;
13.2.6Not sell any equipment covered by Patents to any third party unless authorized in writing by McDonald’s and to comply with McDonald’s directions regarding the disposition of such equipment at Brazilian Master Franchisee’s sole expense;
13.2.7Furnish to McDonald’s, within 30 Business Days after the effective date of termination or expiration, evidence satisfactory to McDonald’s of Brazilian Master Franchisee’s compliance with the foregoing obligations;
13.2.8Immediately cease to use any of the Confidential Information which has been disclosed to, or otherwise learned or acquired by Brazilian Master Franchisee and, no later than three Business Days after termination or expiration, return to McDonald’s all copies of all Operations Manuals and all materials containing Confidential Information which have been loaned or made available hereunder; and
13.2.9Within thirty (30) days of notice from McDonald’s, at Brazilian Master Franchisee’s sole cost, Transfer Information and other data specified by McDonald’s to McDonald’s (or its designee) in compliance with McDonald’s directions. For the avoidance of doubt, any and all analytics data, metrics, findings, insights, results, reports and such other information derived (entirely or partially) from Information, data in respect of any and all targeted Persons as potential customers of McDonald’s, and/or data related to the Brazilian Franchise Business and Franchised Restaurants, shall be included in Brazilian Master Franchisee’s obligation to transfer under this Section 13.2.9.

13.3Right to Hire Former Employees. McDonald’s shall be entitled to interview, solicit and / or hire any former employee of any Franchised Restaurant that are no longer being operated by Brazilian Master Franchisee or a Franchisee.
13.4Accrued Rights and Liabilities. For the avoidance of doubt, each Party acknowledges and agrees that the termination or expiration of this Agreement will not amount to any release or waiver of any right, claim or remedy which any Party may have which has accrued (or, in the case of a contingent liability, may accrue) under, in relation to or otherwise in connection with this Agreement prior to its termination or expiry.
14.General Provisions
14.1Effective Date. This Agreement shall become effective on the later of (i) the first date on which each of Brazilian Master Franchisee and McDonald’s shall have received all other consents and approvals required to be obtained in order for this Agreement to be the valid, binding and enforceable instrument of such Party, and (ii) January 1, 2025 (such date, the “Effective Date”), except for Section 1 (Definitions and Interpretation), Section 14 (General Provisions), Section 15 (Governing Law and Arbitration) and Exhibit 1 (Definitions), which shall come into effect and be binding on the Parties from the Execution Date. The Second A&R MFA continues to govern the rights and obligations of the Parties from the Execution Date until the Effective Date.
14.2Payments.
14.2.1Brazilian Master Franchisee’s obligation to pay any fee or make any payment to McDonald’s at the times and in the manner required under this Agreement shall in no event be conditioned upon receipt by Brazilian Master Franchisee of any amount from any Franchisee.
14.2.2Brazilian Master Franchisee shall at all times participate in an automatic debit/credit transfer program as specified by McDonald’s from time to time for the payment of all amounts due to McDonald’s hereunder. Brazilian Master Franchisee shall execute and deliver to McDonald’s such documents and instruments as may be necessary to establish and maintain such an automatic debit/credit transfer program.
14.2.3Amounts payable by Brazilian Master Franchisee hereunder shall be paid in U.S. Dollars and shall be due and payable on the dates specified herein. If any payment required hereunder is not made when due, Brazilian Master Franchisee shall, to the fullest extent permitted by Applicable Law, pay to McDonald’s interest on the past due amount from and including the due date for such payment to, but excluding, the date of actual payment thereof at a per annum rate equal to the highest rate allowed by Applicable Law or, if there is no maximum rate permitted by Applicable Law, then 15%. Such interest will be calculated on the basis of monthly compounding and the actual number of days elapsed, divided by 365. This late charge shall be in addition to any other remedy available to McDonald’s hereunder or under Applicable Law. Brazilian Master Franchisee acknowledges that nothing contained in this Section shall constitute an agreement by McDonald’s to accept any overdue payment or a commitment by McDonald’s to extend credit to, or otherwise finance, Brazilian Master Franchisee’s operation of the Brazilian Master Business.

14.2.4Except for Royalties, the calculation of U.S. Dollar equivalents for any amount payable hereunder on any day shall be made using (a) on the spot rate of exchange for settlement on such date as reported in The Wall Street Journal, Eastern Edition, as the New York foreign exchange selling rate applying to trading among banks in amounts of $1,000,000 or more, or, if not so reported; or (b) the arithmetic average of the day’s spread for settlement on such date as reported in the Financial Times, London Edition. In the case of Royalties, the calculation of the amounts payable shall be based on the arithmetic average of the exchange rates determined in accordance with the preceding sentence of each day on which such exchange rates are published in the respective calendar month for which such Royalties are owed.
14.2.5The U.S. Dollar is the sole currency of account and payment for all amounts payable by any Brazilian Master Franchisee to McDonald’s hereunder, including damages. Any amount received or recovered in currency other than U.S. Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction or otherwise) shall only constitute a discharge of Brazilian Master Franchisee to the extent of the U.S. Dollars that McDonald’s is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Dollar amount is less than the amount expressed to be due to McDonald’s, Brazilian Master Franchisee shall indemnify and hold harmless McDonald’s against any loss or cost sustained by it in making any such purchase. For the purposes of this Section, it shall be sufficient for McDonald’s to certify that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollars on such date had not been practicable, on the first date on which it would have been practicable). If Brazilian Master Franchisee is unable to pay Royalties in U.S. Dollars as result of the imposition of any exchange controls by any Governmental Authority, then Brazilian Master Franchisee shall cause any of its Affiliates to make such payments on its behalf, or use any lawful alternative available to it to pay such Royalties in U.S. Dollars, as and when such payment is due and payable.
14.2.6Except to the extent provided in this Section, amounts payable by Brazilian Master Franchisee to McDonald’s hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, fees or other governmental charges imposed or levied by or on behalf of any jurisdiction within Brazil or any political subdivision or taxing authority thereof or therein (“Local Taxes”), except that Brazilian Master Franchisee shall withhold and pay by their due date all Local Taxes, if any, which are required to be withheld and paid by the Brazilian Master Franchisee under the Applicable Law of Brazil by the Brazilian Master Franchisee to McDonald’s under this Agreement. If any Local Taxes withheld by Brazilian Master Franchisee or otherwise imposed on McDonald’s in respect of such a payment are not creditable by McDonald’s for U.S. federal income tax purposes (including as a result of McDonald’s not being treated as the recipient and beneficial owner of the related income for Local Tax purposes, or otherwise not being treated as the taxpayer with respect to such Local Taxes for U.S. foreign tax credit purposes), Brazilian Master Franchisee will pay to McDonald’s such additional amounts as may be necessary to ensure that any net payment received by McDonald’s after such withholding or other payment of Local

Taxes is equal to the amount that McDonald’s would have received had no such withholding or other payment been required. Brazilian Master Franchisee shall indemnify and hold McDonald’s and its Affiliates harmless against any penalties, interest or expenses incurred by or assessed against McDonald’s or its Affiliates as a result of the failure by any Brazilian Master Franchisee to withhold Local Taxes or to pay the Local Taxes by their due date to the appropriate taxing authority.
14.3Set-Off Rights. Brazilian Master Franchisee shall not have any right to any set-off, counterclaim, recoupment, defense or other claim, right or action whatsoever against McDonald’s or any of its Affiliates.
14.4Severability. If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision hereof invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, Brazilian Master Franchisee and McDonald’s shall negotiate in good faith to agree to replacement provisions that to the greatest extent possible achieve the intended objectives of the original severed provisions on terms that are valid, operative and enforceable.
14.5Approvals and Consents of McDonald’s. Unless a different standard is expressly required in this Agreement, whenever in this Agreement any action is subject to McDonald’s prior approval or consent, such approval or consent may be granted or denied by McDonald’s in the exercise of its discretion or business judgment based on its assessment of the overall best interest of the System and / or franchise program. Brazilian Master Franchisee shall make a timely written request for any such approval or consent, and each such approval or consent shall be evidenced by a writing signed by an officer of McDonald’s. Any approval or consent may be subject to such conditions as McDonald’s deems appropriate or be granted on a “test” or temporary basis.
14.6Delegation. Any Affiliate, designee, employee, regional office, branch, contractor, service provider or agent of McDonald’s Group may perform any obligation imposed on McDonald’s, or exercise any right granted to McDonald’s, by this Agreement, as McDonald’s may in its sole judgment designate from time to time; provided, however, that McDonald’s shall remain fully responsible to Brazilian Master Franchisee for all of such delegated obligations.
14.7Waiver. No Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party; or (b) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein, except to the extent such extension or waiver is set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available under this Agreement or under Applicable Law. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

14.8Benefits of this Agreement. This Agreement is binding upon the Parties hereto and their respective executors, administrators, heirs, permitted Transferees and successors in interest. This Agreement shall inure to the benefit of any permitted Transferee, to McDonald’s, its Affiliate and licensors as provided in Sections 7 and 10 and to the McDonald’s Indemnified Parties. McDonald’s Corporation shall be an intended third party beneficiary of each obligation owed to McDonald’s by Brazilian Master Franchisee under this Agreement.
14.9Counterparts and E-Signature. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The execution by one Party of any counterpart shall be sufficient execution by that Party whether or not the same counterpart has been executed by any other Party. The exchange of executed counterparts of this Agreement or of signature pages by electronic transmission (including email) will constitute effective execution and delivery of this Agreement, and may be used in lieu of the original for all purposes. This Agreement shall become effective when each Party has signed at least one (1) counterpart. This Agreement may be executed through the use of electronic signature, which each Party acknowledges is a lawful means of obtaining signatures. Each Party agrees that its electronic signature on this Agreement is the legal equivalent of its handwritten signature on this Agreement. Each Party further agrees that its use of a key pad, mouse, mobile phone or other device to select an item, button, icon or similar act/action to electronically sign this Agreement constitutes its signature of this Agreement as if actually signed by such Party in writing. Each Party also agrees that no certification authority or other third-party verification is necessary to validate its e-signature and that the lack of such certification or third-party verification will not in any way affect the enforceability of its e-signature on this Agreement.
14.10Specific Performance. Brazilian Master Franchisee acknowledges and agrees that any violation of Section 7 or Section 10 would cause McDonald’s irreparable injury for which damages may not be adequate, and that McDonald’s shall be entitled to injunctive relief, preventive measures or any remedy as may be available, whether judicially or extra-judicially, and including specifically such relief as may be provided by a court of competent jurisdiction or any other Governmental Authority in the exercise of its powers, in order to enforce the obligations established therein and / or to restrain any actual or threatened conduct of any Party in violation of any such Section.
14.11Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, sent via an internationally recognized overnight delivery service, or sent by electronic transmission to the following respective addresses or e-mail address unless and until a different address or e-mail address has been designated by written notice to each other Party:

If to McDonald’s:	McDonald’s Latin America, LLC 110 North Carpenter Street Chicago, Illinois 60607 U.S.A. Attention: General Counsel of Latin America Email: dl.notices@us.mcd.com

With a copy to:	McDonald’s Corporation 110 North Carpenter Street Chicago, Illinois 60607 U.S.A. Attention: General Counsel Email: dl.notices@us.mcd.com

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Chantal E. Kordula; Nallini Puri Email: ckordula@cgsh.com; npuri@cgsh.com

If to Brazilian Master Franchisee:	Arcos Dourados Comercio de Alimentos S.A. Alameda Amazonas, 253 Barueri, São Paulo Brazil 06454-070

with a copy to:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: Maurice Blanco; Frank J. Azzopardi Email: maurice.blanco@davispolk.com; frank.azzopardi@davispolk.com
Notices shall be addressed to the Party to be notified at its most current business address or telecopy number or e-mail address of which the notifying Party has been notified. Any notice shall be deemed to have been given at the earlier of receipt, or the next Business Day after sending by facsimile, electronic transmission or overnight delivery service. “Business Day”, for purposes of this Section, shall mean a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in Brazil or, in the case of McDonald’s, the State of Illinois, United States of America.
14.12Survival. The obligations of Brazilian Master Franchisee to pay any amount due to McDonald’s hereunder and the obligations contained in Sections 5, 7, 9, 11, 12, 14 and 15 shall survive expiration or termination of this Agreement.

14.13No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any Person not a party hereto. McDonald’s does not warrant that such obligations have been imposed on or implemented by or on any other McDonald’s franchisee or any McDonald’s Restaurant.
14.14Language. This Agreement is entered into in the English language. If a translation of this Agreement into any other language be required or desired for any reason, it is understood that in all matters involving interpretations of this Agreement, the English text shall control.
14.15Criminal or Civil Penalties. No Party shall engage in any activity that would expose any other Party to a risk of criminal or civil penalties under Applicable Law.
14.16Force Majeure. Except as otherwise expressly provided herein, no Party shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from any Force Majeure, but only to the extent such duties or obligations are so affected. Any delay resulting from any such causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that no such cause other than a governmental or judicial order shall excuse payment of amounts owed or due to McDonald’s Group. The Party whose non-performance is caused by any Force Majeure shall give notice to the other Parties within ten (10) days of the occurrence of the Force Majeure, stating the full details of the Force Majeure in question and the period of time the occurrence is expected to continue. The impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure are minimized. The impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Promptly upon the Force Majeure ceasing to exist, the impacted Party shall give written notice to the other Parties of this fact, and the timeframe for the performance of any applicable obligation under this Agreement shall be extended for a period equal to the duration of such Force Majeure; provided, however, that the applicable Term shall not be extended on account of any Force Majeure. Notwithstanding the foregoing, if any Force Majeure continues for more than one hundred and twenty (120) days, McDonald’s shall have the right to terminate this Agreement in its sole discretion upon written notice to Brazilian Master Franchisee.
14.17Public Announcements. Brazilian Master Franchisee shall not issue any press release or other public statement relating to any of the terms, to the negotiation or to the execution of this Agreement or any renewal or amendment thereof, without McDonald’s approval, except for any press release or other public statement required under Applicable Law or the rules of any stock exchange on which any securities of Brazilian Master Franchisee or any of its Affiliates are traded, in which case Brazilian Master Franchisee shall provide McDonald’s with a reasonable opportunity to review and comment upon any such statement prior to its issuance; provided that, in each case, in the event that Brazilian Master Franchisee is required to issue any press release or other public statement which contains a mention of the terms of this Agreement by a particular time and has notified McDonald’s thereof as far in advance of such time as reasonably practicable and provided McDonald’s with the deadline of when the press release or other public statement must be issued by, and McDonald’s fails to provide advance written comments ahead of such deadline, such Brazilian Master Franchisee may issue the press release or other public statement and shall be deemed to not have breached this provision by doing so.
14.18Government Approval. This Agreement (or a summary version thereof) shall only be approved by, or registered or recorded by any Governmental Authority, as determined by McDonald’s in its sole judgment. The Parties agree (a) to cooperate with each other in connection with any dealings with any Governmental Authority relating to this Agreement, (b) that no Party shall submit any information to any Governmental Authority with respect to this Agreement (other than in response to a valid order or request of a court or other Governmental Authority, or as otherwise required under Applicable Law or the rules of any stock exchange) without the others’ approval, which approval shall not be unreasonably withheld, and (c) the Parties shall share equally the expenses of obtaining approval of, or registering or recording this Agreement (or a summary version thereof) and any amendment hereto or thereto, including all legal and other professional expenses (including translation expenses and disbursements), with the appropriate Governmental Authority.
14.19Further Assurance. The Parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be reasonably required to enable the Parties to perform their respective obligations under this Agreement, to exercise their respective rights granted or reserved under this Agreement, and to give effect to the transactions contemplated by this Agreement. Without limiting the foregoing, with respect to any power of attorney granted by this Agreement, which would be required to be in a specific form, translated into another language, or executed in a particular manner for it to be binding and enforceable in Brazil or any other jurisdiction, each Party agrees to execute, or to cause its Affiliates to execute, in the required form and manner, a separate power of attorney meeting all such legal requirements to ensure enforceability. Whenever in this Agreement Brazilian Master Franchisee has authorized McDonald’s to represent or act on behalf of Brazilian Master Franchisee, such authorization shall be irrevocable and shall not terminate for any reason whatsoever. Upon McDonald’s reasonable request, Brazilian Master Franchisee shall grant one or more specific irrevocable powers of attorney with respect to any one or more actions that Brazilian Master Franchisee has authorized McDonald’s to take. Such power(s) of attorney shall be in such form as McDonald’s may determine in its reasonable judgment.
15.Governing Law and Arbitration
15.1Governing Law. This Agreement shall be governed by the laws of the State of Illinois (U.S.A.), excluding (1)its conflict of laws rules, (2) the provisions of the Illinois Franchise Disclosure Act, and (3) the United Nations Convention on Contracts for the International Sale of Goods. Further, nothing in this Section 15.1 is intended to subject this Agreement to any business opportunity, franchise or similar law, rule or regulation of the State of Illinois or any other jurisdiction to which it otherwise would not be subject.
15.2International Arbitration.
15.2.1In the event of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its validity or termination, or the performance or breach thereof (each a “Dispute”) the Parties shall use their best efforts to settle the Dispute by consulting and negotiating with each other in good faith to attempt to reach a satisfactory solution. If the

Parties do not reach a solution within thirty (30) days of the written notice of the existence of a Dispute, then, upon written notice by a Party to the other, any such Disputes shall be finally settled by binding international arbitration in Chicago, Illinois, before a tribunal of three arbitrators (the “Tribunal”). The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with the ICC Rules of Arbitration (the “ICC Rules”) as in effect at the time of the arbitration, except as they may be modified herein or by agreement of the Parties. The place of arbitration shall be Chicago, Illinois. Notwithstanding anything to the contrary in this Agreement, the arbitration provisions set forth in this Agreement, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9 United States Code to the exclusion of any state or municipal law of arbitration.
15.2.2The arbitration shall be conducted in the English language. Notwithstanding the foregoing, any Arbitrating Party may submit testimony or documentary evidence in any other language; provided that the Arbitrating Party submitting such evidence, at its own cost, also furnishes to the other Arbitrating Party or Arbitrating Parties, as applicable, a translation of such testimony or evidence into the English language.
15.2.3In the event that there are two Parties to the Dispute, each Party to the arbitration (each an “Arbitrating Party”) shall nominate one arbitrator, obtain its nominee’s acceptance of such nomination, and deliver written notification of such nomination and acceptance to the other Arbitrating Party and the ICC within 30 days after delivery of the request for arbitration. In the event an Arbitrating Party fails to nominate an arbitrator or deliver notification of such nomination to the other Arbitrating Party and the ICC within this time period, upon request of either Arbitrating Party, such arbitrator shall instead be appointed by the ICC within 30 days of receiving such request. The Arbitrating Parties shall use reasonable best efforts to agree upon a third arbitrator within 40 days after delivery of the request for arbitration. If the Arbitrating Parties are unable to agree upon a third arbitrator within this time period, then the two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the Arbitrating Parties and the ICC in writing of such nomination within 15 days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator or notify the Arbitrating Parties and the ICC of that nomination within this time period, then, upon request of either Arbitrating Party, the third arbitrator shall be appointed by the ICC within 15 days of receiving such request. The third arbitrator shall serve as chairman of the Tribunal.
15.2.4In the event that there are more than two Arbitrating Parties:
(a)The Arbitrating Parties shall in good faith attempt to group themselves into a “Petitioning Party” and a “Defending Party” for purposes of selecting arbitrators, it being understood that Arbitrating Parties that are Affiliates shall always be in the same group.
(b)Each of the Petitioning Party and the Defending Party shall nominate one arbitrator, obtain its nominee’s acceptance of such nomination, and deliver written notification of such nomination and acceptance to the Arbitrating Parties and the ICC within 30 days after delivery of the request for arbitration.
(c)The Arbitrating Parties shall use reasonable best efforts to agree upon a third arbitrator within 40 days after delivery of the request for arbitration. In the event that the Arbitrating Parties are unable to agree upon a third arbitrator within this time period, then the two arbitrators appointed in accordance with clause (b) above shall nominate the third arbitrator and notify the Arbitrating Parties and the ICC in writing of such nomination within 15 days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator or notify the Arbitrating Parties and the ICC of that nomination within this time period, then, upon request of any Arbitrating Party, the third arbitrator shall be appointed by the ICC within 15 days of receiving such request. The third arbitrator shall serve as chairman of the Tribunal.
(d)If it shall not be possible to form a Petitioning Party or a Defending Party, as the case may be, or if the Petitioning Party or the Defending Party, as the case may be, fails to select an arbitrator in accordance with clause (b), then, in accordance with Article 10(2) of the ICC Rules, the ICC may appoint each member of the Tribunal and shall designate one of them to act as chairman.
15.2.5Each member of the Tribunal shall be a lawyer licensed to practice in a state of the United States of America and shall be fluent in the English language.
15.2.6Each Party agrees that it will provide discovery consistent with the United States Federal Rules of Civil Procedure, including but not limited to depositions upon oral examination and responses to written interrogatories.
15.2.7The Parties agree to submit to (i) the exclusive personal jurisdiction of the state and federal courts sitting in Chicago, Illinois for the purposes of (A) enforcing this agreement to arbitrate; and (B) applying to a judicial authority for interim or conservatory measures in accordance with Article 23(2) of the ICC Rules; and to (ii) the non-exclusive jurisdiction of such courts for purposes of obtaining judgment upon the award rendered by the Tribunal.
15.2.8The Parties consent to the service of process for the purposes of clause (i) of Section 15.2.7 by appointing Cogency Global Inc., which maintains an office at 122 E. 42nd St., 18th Fl, New York, New York 10168, as its agent to receive service of process or other legal summons. Each of the Parties further consents to the service of process irrevocably for the purposes of clause (i) of Section 15.2.7 by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to each such party at its address as provided in Section 14.10. Nothing in this Section shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law.
15.2.9In accordance with Article 23(2) of the ICC Rules, the Parties may apply to the competent judicial authority specified in Section 15.2.7 for interim or conservatory measures. The application of a Party to such judicial authority for such interim or conservatory measures shall not be deemed a waiver of this agreement to arbitrate.

15.2.10  The award of the Tribunal shall be promptly performed or paid (as the case may be), free and clear of any tax and deduction, and any costs, fees and taxes incident to enforcing the award shall, to the fullest extent permitted by law, be charged against the Arbitrating Party resisting such enforcement. McDonald’s may request that an award be paid in Equity Interests of Brazilian Master Franchisee, in which case the Party against which the award is entered shall cause the transfer of such Equity Interests to which McDonald’s is entitled based on the fair market value of the Equity Interests as determined by the Tribunal and Brazilian Master Franchisee shall register such transfer in its books; provided, that McDonald’s shall first provide written notice of such election to Brazilian Master Franchisee and permit Brazilian Master Franchisee a period of not less than 30 days in which to elect to pay the award in cash rather than issue Equity Interests to McDonald’s. Any award shall include interest from the date of any damages incurred, and from the date of the award until paid in full, at a rate to be fixed by the Tribunal.
15.2.11  The Parties waive to the fullest extent permitted by law any rights to appeal to, or to seek review of the award of the Tribunal by, any court.
15.2.12  Except as may be required by Applicable Law or court order, the Parties agree to maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding such arbitration for purposes of the proceedings described in clause (i) of Section 15.2.7. The Parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of any arbitration.
15.2.13  The Parties expressly declare that they have jointly decided to enter into this arbitration covenant freely and voluntarily in order to have the benefit of an alternative dispute resolution method.
15.3Limitations. Except for claims arising from Brazilian Master Franchisee’s non-payment or underpayment of amounts due to McDonald’s or any of its Affiliates, any Dispute arising out of or relating to this Agreement or the relationship of the Parties hereto shall be barred unless an arbitration proceeding is commenced within two years from the date the complaining Party knew or should have known of the facts giving rise to such Claim.
15.4SPECIAL DAMAGES. EXCEPT WITH RESPECT TO BRAZILIAN MASTER FRANCHISEE’S OBLIGATION TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO SECTION 9 AND CLAIMS MCDONALD’S BRINGS AGAINST ANY OTHER PARTY FOR ITS UNAUTHORIZED USE OF THE TRADEMARKS OR ANY OTHER INTELLECTUAL PROPERTY OR ANY UNAUTHORIZED USE OR DISCLOSURE OF ANY CONFIDENTIAL INFORMATION, MCDONALD’S AND EACH OTHER PARTY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE, MORAL, EXEMPLARY OR ANY SIMILAR DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN OR AMONG THE PARTIES, ANY PARTY MAKING A CLAIM WILL BE LIMITED TO EQUITABLE RELIEF AND TO RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS.

16.Acknowledgements
16.1Evaluation and Advice. Brazilian Master Franchisee acknowledges that it has read this Agreement, that it has had the opportunity to evaluate this Agreement and be advised by its counsel and financial, tax and business advisors with respect to its rights and obligations hereunder and the scope, cost and risk of the undertaking contemplated by this Agreement. Brazilian Master Franchisee understands and accepts the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain McDonald’s high standards of quality and service and the uniformity of those standards at all Franchised Restaurants in order to protect and preserve the goodwill or reputation of the System and the Trademarks.
16.2Independent Investigation. Brazilian Master Franchisee acknowledges that it has conducted an independent investigation of the business venture contemplated by this Agreement. Brazilian Master Franchisee recognizes that this venture involves business risks and that the success of the venture is largely dependent upon their respective business abilities. McDonald’s expressly disclaims the making of, and Brazilian Master Franchisee acknowledges that it has not received or relied upon, any guaranty, express or implied, as to the revenues, profits or success of the business venture. Brazilian Master Franchisee acknowledges that it has not received or relied on any representations by McDonald’s, any of its Affiliates or their respective officers, directors, employees or agents, except as expressly set forth herein. Each Party acknowledges that in all dealings with respect to this Agreement, such Party’s officers, directors, employees and agents act only in a representative capacity and not in an individual capacity.
16.3No Broker. Brazilian Master Franchisee acknowledges it did not use a broker to acquire the Brazilian Master Franchisee Rights or the Brazilian Franchise Business.
17.Amendments
17.1Amendments. No change, modification, amendment or waiver of any of the provisions of this Agreement shall be effective and binding upon any Party, including by custom, usage of trade, or course of dealing or performance, unless it is in writing, specifically identified as an amendment hereto and signed by authorized representatives of each of the Parties.
*    *    *

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement.
São Paulo and Chicago, December 30, 2024

Brazilian Master Franchisee: Arcos Dourados Comércio de Alimentos S.A.
By	/s/ Woods W. Staton
Name: Woods W. Staton
Title: Executive Chairman

Witness
/s/ Juan David Bastidas
Name: Juan David Bastidas

Witness
/s/ Maria Victoria Bellocq
Name: Maria Victoria Bellocq

Third Amended and Restated Brazil Master Franchise Agreement Signature Page

McDonald’s: McDonald’s Latin America, LLC
By	/s/ Gianfranco Cuneo
Name: Gianfranco Cuneo
Title: President McD Latin America

Third Amended and Restated Brazil Master Franchise Agreement Signature Page

EXHIBIT 1
DEFINITIONS
The following terms, when used in this Agreement, shall have the meanings set forth in this Exhibit 1. Capitalized terms used in this Agreement but not defined in this Exhibit 1 or elsewhere in this Agreement shall have the respective meanings for such terms set forth in the LatAm MFA.
“5% First Royalties” has the meaning set forth in Section 5.2.2.
“6% First Royalties” has the meaning set forth in Section 5.2.3.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such specified Person. For the avoidance of doubt, in no event shall Axionlog be deemed or construed to be an Affiliate or Subsidiary of Brazilian Master Franchisee for the purposes of this Agreement.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means all existing and future laws, including Anti-Terrorism Laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, Orders, decrees, licenses and concessions of, or any interpretation of any of the foregoing by, any Governmental Authority, including OFAC.
“Approved Closing” means any proposed closing of a Franchised Restaurant or closings of multiple Franchised Restaurants that (a) has been approved by McDonald’s, such approval not to be unreasonably withheld, it being understood that (i) whether a closing is reasonable shall be determined by McDonald’s in light of the use of the related Real Estate in the operation of a McDonald’s Restaurant, without regard to any other potential use of such Real Estate; and (ii) a failure by McDonald’s to approve any closing shall not be deemed to be unreasonable if McDonald’s reasonably believes that such closing is proposed in contemplation of or in connection with the Transfer or use of the related Real Estate (or any related Site Agreement) to or in connection with a Competitive Business; (b) is the result of a condemnation of the related premises by a Governmental Authority; or (c) is the result of the opening within the same trading area of a Franchised Restaurant having comparable Gross Sales and menu scope.
“Arbitrating Party” has the meaning set forth in Section 15.2.3.
“Assets” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
“Axionlog” means any and all of Axionlog S.A. or any of its Subsidiaries.
“BMFR Term” has the meaning set forth in Section 5.1.1.
Exh. 1-1

“Base First Royalties” has the meaning set forth in Section 5.2.1.
“Brazilian Franchise Business” means the business operated, directly or indirectly, by Brazilian Master Franchisee hereunder, including pursuant to the Brazilian Master Franchisee Rights, including all Assets used therein, and owning and granting leases of Real Estate for Franchised Restaurants.
“Brazilian Master Franchisee” has the meaning set forth in the preamble.
“Brazilian Master Franchisee Restaurant” means a Franchised Restaurant owned and operated by Brazilian Master Franchisee.
“Brazilian Master Franchisee Rights” has the meaning set forth in Section 3.1.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in the State of Illinois.
“Business Facilities Lease” means a lease agreement related to the business and equipment of a McDonald’s Restaurant entered into between Brazilian Master Franchisee, on the one hand, and a Franchisee, on the other hand.
“Capital Stock” means, with respect to any Person as of any date of determination, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), membership interests or equivalent ownership interests in or issued by such Person.
“Claim” means any allegation or demand from any Person.
“Confidential Information” means certain confidential and proprietary information and trade secrets, consisting of (a) methods, procedures and techniques for locating, designing, developing, constructing, decorating and equipping Franchised Restaurants; (b) techniques for advertising, marketing, pricing and soliciting the products of the Franchised Restaurants; (c) marketing and advertising programs, calendars and plans; (d) methods, standards, specifications and procedures for operation of a Franchised Restaurant, including the Standards; (e) sales management techniques, information management techniques, business technology and information management technology; (f) the Intellectual Property to the extent not in the public domain; (g) knowledge of operating results and financial performance of McDonald’s Restaurants other than the Franchised Restaurants; (h) customer communication and retention programs; (i) recipes, specifications, formulae and food/beverage preparation processes; (j) information generated by, or used or developed in, the Brazilian Franchise Business’ operation (other than Corporate Entity Information); and (k) all other information relating to the business and operation of the System, including the Operations Manuals.
“Control” means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting
Exh. 1-2

securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person, and the terms “Controlled by” and “under Common Control with” have correlative meanings.
“Copyrights” means, collectively, the copyrights, copyrighted works and copyrighted materials owned, directly or indirectly, or hereafter acquired or licensed by McDonald’s relating to the development, ownership, operation, promotion and management of the Franchised Restaurants, including advertising materials, marketing materials, promotional materials, software, manuals and training materials.
“Corporate Entity Information” means corporate entity information of the Brazilian Master Franchisee (such as administrative corporate, tax or financial statements information) that (cumulatively) (a) is not Intellectual Property, (b) is generated solely by or relates solely to the Brazilian Master Franchisee and (c) does not otherwise relate to the System or to McDonald’s or its Affiliates.
“Customer Service Program” means a program for measuring customer satisfaction implemented through the use of one or more of the following (or similar) means: (a) a customer satisfaction hotline; (b) customer surveys; and (c) “mystery shop” visits.
“Defending Party” has the meaning set forth in Section 15.2.4(a).
“Dessert Kiosk” means any dessert kiosk or dessert counter or dessert counter point of distribution operated under the System and the Trademarks.
“Developed IP” has the meaning set forth in Section 7.8.1.
“Dispute” has the meaning set forth in Section 15.2.1.
“Distributor” means any Person that distributes products and services to Franchised Restaurants or that arranges for such distribution.
“Effective Date” has the meaning set forth in Section 14.1.
“Equity Interest” means, with respect to any Person, (a) all of the shares of Capital Stock of such Person; (b) all warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of such Person; (c) all securities convertible into or exchangeable for shares of Capital Stock of such Person or warrants, rights or options for the purchase or acquisition of such securities; and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests), whether voting or non-voting.
“Execution Date” has the meaning set forth in the preamble.
“Existing Franchisee” means a Person that operates one or more McDonald’s Restaurants under an Existing Franchise Agreement.
Exh. 1-3

“Existing Franchise Agreement” means a franchise agreement in effect on and as of the Execution Date, exclusive of any renewal or amendment thereof.
“Financing Agreements” means the agreements set forth in Exhibit 3, as may be amended from time to time, and any ancillary agreements relating thereto or entered into in connection therewith.
“First A&R M&A” has the meaning set forth in the preamble.
“First Royalties” has the meaning set forth in Section 5.2.3.
“Force Majeure” means natural disasters (including epidemics, pandemics, floods, hurricanes, typhoons, landslides, earthquakes, forest and other fires caused as a result of spontaneous combustion, windstorms and lightning), man-made events (including wars or acts of war, the outbreak of hostilities (regardless of whether war is declared), terrorist acts, embargoes, sanctions, blockades, revolutions, riots, civil commotions, boycotts, sabotage, strikes and acts of any Governmental Authority), and other events or causes beyond the reasonable control of the Party affected, but excluding: (a) the imposition by any Governmental Authority of exchange controls or similar limitations, restrictions or prohibitions; (b) a Party’s inability to obtain funds or other resources, materials, equipment, labor or supplies due to circumstances that are unique to such Party; (c) any fluctuation of the exchange rate between U.S. Dollars and any other currency; (d) the state of the economy of the Territories; (e) a Party’s inability to obtain permits necessary for the performance of its obligations under this Agreement; (f) any act of Governmental Authority specific to or caused by the affected Party; or (g) other events or causes unique to the affected Party.
“Franchise Agreements” has the meaning set forth in Section 6.4.1.
“Franchisees” has the meaning set forth in Section 6.3.1.
“Franchised Restaurant” means a McDonald’s Restaurant, including any related Incorporated McCafe and each Initial Freestanding McCafe, each Dessert Kiosk and each Satellite, to be developed, owned, operated or managed by Brazilian Master Franchisee and / or its Franchisees in accordance with and subject to the terms of this Agreement and any applicable Franchise Agreement.
“Franchisor” has the meaning set forth in the preamble.
“Freestanding McCafe” means any McCafe other than an Incorporated McCafe. For purpose of clarification, a McCafe within a Dessert Kiosk located outside the premises of a Franchised Restaurant shall be deemed a Freestanding McCafe.
“Governmental Authority” means any federal, provincial, state, territorial or local government, any governmental, regulatory or administrative authority, agency or commission or any court or tribunal or arbitral body in Brazil.
Exh. 1-4

“Gross Sales” means, with respect to any or all of the Franchised Restaurants as the context may require, all revenues of Brazilian Master Franchisee or any Franchisee, as applicable, attributable to sales by such Franchised Restaurants, whether such sales be evidenced by check, cash, credit, charge account, debit card, exchange, gift cards and certificates or otherwise, and shall include the amounts received from the sale of goods, wares, and merchandise, food, beverages and tangible property of every kind and nature, promotional or otherwise, and for services performed from or at such Franchised Restaurants, together with the amount of all orders taken or received at the Franchised Restaurants, whether such orders be filled from the Franchised Restaurants or elsewhere. Gross Sales with respect to any Franchised Restaurant shall not include sales of merchandise for which cash has been refunded, provided that such sales shall have previously been included in such Gross Sales. Revenues of Brazilian Master Franchisee attributable to sales at Dessert Kiosks shall be included within Gross Sales. There shall be deducted from Gross Sales with respect to any Franchised Restaurant the price of merchandise returned by customers for exchange, provided that such returned merchandise shall have been previously included in Gross Sales, and provided further that the sales price of merchandise delivered to the customer in exchange shall be included in such Gross Sales. Gross Sales with respect to any Franchised Restaurant shall not include the amount of any sales, service, value-added or other similar taxes imposed by any local, foreign, federal, state, municipal, or other Governmental Authority that are actually collected from customers and paid by Brazilian Master Franchisee or the applicable Franchisee to such Governmental Authority. Each charge or sale upon credit shall be treated as a sale for the full price in the month during which such charge or sale shall be made, irrespective of the time when Brazilian Master Franchisee or the applicable Franchisee shall receive payment (whether full or partial) therefor.
“ICC” has the meaning set forth in Section 15.2.1.
“ICC Rules” has the meaning set forth in Section 15.2.1.
“Incorporated McCafe” means a McCafe that is fully incorporated within the premises of a McDonald’s Restaurant.
“Indemnitee” has the meaning set forth in Section 9.2.
“Indemnitor” has the meaning set forth in Section 9.2.
“Initial BMFR Fee” has the meaning set forth in Section 5.1.1.
“Initial Franchise Fees” has the meaning set forth in Section 5.1.4.
“Initial MFA Fee” has the meaning set forth in Section 5.1.4.
“Initial Freestanding McCafes” means each Freestanding McCafe owned by Brazilian Master Franchisee on the Execution Date.
“Initial SFR Fee” has the meaning set forth in Section 5.1.2.
Exh. 1-5

“Intellectual Property” means, collectively, the Copyrights, Patents, Trademarks, Trade Secrets and any Developed IP.
“LatAM MFA” has the meaning set forth in Section 1.2.7.
“Local Taxes” has the meaning set forth in Section 14.2.6.
“Losses and Expenses” means, without limitation, all damages, losses, fines, charges, costs, expenses, lost profits, attorneys’ or experts’ fees, court costs, settlement amounts, judgments and other reasonable costs and expenses of investigating, defending or countering any third-party claim; compensation for damages to McDonald’s reputation or goodwill; costs of or resulting from delays, financing, costs of advertising materials and media time and / or space, and costs of changing, substituting or replacing the same; and any and all expenses of recalls, refunds, compensation, public notices and such other amounts incurred.
“Mandatory Marketing Commitment” has the meaning set forth in Section 6.6.
“Material Breach” has the meaning set forth in Section 11.2.
“Materials” means advertising, marketing and promotional materials, including without limitation television, radio, newspaper and print advertising, packaging, premiums, brochures, outdoor advertising, direct mail, coupons and point of sale materials, merchandise, apparel and accessories.
“McCafe” means a McCafe-branded point of distribution offering a limited menu of pastries, coffee, tea and other beverages and operated under the System and the Trademarks.
“McDonald’s” has the meaning set forth in the preamble.
“McDonald’s Indemnified Parties” has the meaning set forth in Section 9.1.
“McDonald’s Related Party” means:
(a)with respect to any natural Person,
(i)any of such Person’s Relatives;
(ii)any other Person with respect to which such Person or any of his Relatives serves as a director, officer, partner, member or in a similar function;
(iii)any entity in which such Person or any of his Relatives, individually or collectively, owns or controls, directly or indirectly, 5% or more of the Equity Interests; and
(iv)any trust or estate in which such Person or any of his Relatives has a substantial interest or serves as a trustee or in a similar capacity; and
Exh. 1-6

(b)with respect to any other Person,
(i)any Person that directly or indirectly owns or controls 5% or more of the Equity Interests of such Person and the McDonald’s Related Parties of such Person;
(ii)any other Person in which such Person owns 5% or more of the Equity Interests;
(iii)any director, officer, partner, member or similar representative of such Person or any of its McDonald’s Related Parties; and
(iv)any Affiliate of such Person.
“McDonald’s Restaurant” means any McDonald’s-branded restaurant operated under the System.
“New Franchise Agreement” has the meaning set forth in Section 6.4.1.
“Operations Manuals” means the various operations and procedures manuals and business manuals (as such manuals may be amended and supplemented by McDonald’s from time to time) owned by McDonald’s and provided to Brazilian Master Franchisee and its Franchisees, regardless of the form or medium in which they may be provided and including all translations made or obtained by Brazilian Master Franchisee, which contain suggested and mandatory standards, specifications and procedures and information relative to the System, certain obligations of Brazilian Master Franchisee and its Franchisees, and the operation of each Franchised Restaurant.
“Order” means the entry in any judicial or administrative proceeding brought under Applicable Law by any Person of any permanent or preliminary injunction or other judgment, order or decree.
“Parties” has the meaning set forth in the preamble.
“Patents” means, collectively, any and all patents now or hereafter owned, used, acquired or registered by McDonald’s or licensed to McDonald’s by one of its Affiliates.
“Person” means any individual, partnership, firm, limited liability company, corporation, association, joint venture, trust, unincorporated organization or other entity, in each case whether or not having separate legal personality.
“Petitioning Party” has the meaning set forth in Section 15.2.4(a).
“Principal” has the meaning set forth in Section 2.2.
“QSC Standards” means the standards for quality, service and cleanliness established by McDonald’s from time to time and memorialized in the Standards, as amended by McDonald’s from time to time.
Exh. 1-7

“Real Estate” means any leasehold, free-hold or other property interest in real estate or any part thereof, including improvements thereon.
“Related Party” has the meaning set forth in the Related Party Transactions Policy. For the avoidance of doubt, in no event shall Axionlog be deemed or construed to be a Related Party of Brazilian Master Franchisee for the purposes of this Agreement.
“Related Party Transactions Policy” means the related party transactions policy separately agreed between Master Franchisee and McDonald’s.
“Relatives” means, with respect to any natural Person, any of such Person’s parents, siblings, children and spouse, the parents, siblings and children of such Person’s spouse, and the spouses of such Person’s children.
“Relocation” means the process whereby a Franchised Restaurant is closed pursuant to an Approved Closing and is reconstructed in the same trading area to serve the same customer base, it being understood that the Relocated Franchised Restaurant may or may not be adjacent to the original site but, if adjacent, shall not use any portion of the original premises. “Relocate” and “Relocated” have correlative meanings.
“Restaurant Manager” means the individual having primary day-to-day responsibility for the operations of any Franchised Restaurant.
“Restricted Payment” means (a) any declaration or payment of any dividend or making of any other distribution by Brazilian Master Franchisee in respect of any of its shares; (b) repayment or prepayment by Brazilian Master Franchisee of any principal amount (or capitalized interest) outstanding under any loans owing to any of Los Laureles, Ltd., Woods W. Staton, or any of their respective Related Parties (other than Brazilian Master Franchisee’s Subsidiaries); (c) payment by Brazilian Master Franchisee of any interest or any other amounts payable in connection with any loans owing to any of Los Laureles, Ltd., Woods W. Staton or any of their respective Related Parties (other than Brazilian Master Franchisee’s Subsidiaries); and (d) payment by Brazilian Master Franchisee of any management, service, consulting or similar fee to any of Los Laureles, Ltd., Woods W. Staton, or any of their respective Related Parties (other than Brazilian Master Franchisee’s Subsidiaries) (other than any management compensation or director fees, in each case, payable in the ordinary course of business); provided that, for the avoidance of doubt, each case of the foregoing clauses (a) through (d) shall exclude any payment of any dividend or other distribution by Brazilian Master Franchisee if the dividend or distribution would have been permitted under Section 12.4 on the date of declaration thereof.
“Restricted Payments Period” means the period from the date on which a Restricted Payment Trigger Event has occurred until such time that such Restricted Payment Trigger Event has been fully remedied to McDonald’s satisfaction.
“Restricted Payment Trigger Event” has the meaning set forth in Section 12.4.
“Royalties” has the meaning set forth in Section 5.2.5.
Exh. 1-8

“Satellite” means a McDonald’s-branded point of distribution operated under the System and the Trademarks that (a) has one or more of the following characteristics: (i) such point of distribution’s operations are contingent upon the provision of services by another Franchised Restaurant in the same trading area; (ii) such point of distribution offers a limited menu of products; (iii) such point of distribution is operated from a location that is approximately 30% of the size (in terms of square feet) of the average size of a Franchised Restaurant that is not a Satellite or a McCafe in Brazil; (iv) such point of distribution generates Gross Sales that are approximately 50% of the Gross Sales of a Franchised Restaurant that is not a Satellite or a McCafe in Brazil; or (v) such point of distribution is located within a Wal-Mart-branded retail location; and (b) has been expressly designated as a “Satellite” by McDonald’s.
“Second A&R M&A” has the meaning set forth in the preamble.
“Second Royalties” has the meaning set forth in Section 5.2.4.
“Securities Offering” has the meaning set forth in Section 10.3.
“Standards” means all standards, policies, guidelines and codes of conduct of whatever type used in the operation of the System, and ensuring quality control, including with respect to the Operations Manuals, QSC Standards, specifications with respect to customer service, product content and delivery, supplier standards, equipment, building layout and design standards, hours of operation, marketing and advertising policies, strategies and standards, protocols for conducting games, sweepstakes or contests, Golden Arches Code, Golden Arches Code Policies and Standards, packaging and creative standards and frameworks, trademark clearance procedures, McDonald’s Corporation Standards of Business Conduct, McDonald’s Code of Conduct for Suppliers, McDonald’s Corporation Worldwide Restaurant Development: Restaurant Reinvestment Guide, GROIP, McDonald’s safety standards and procedures, safety testing standards, the Global Training Standards and the Branded Merchandise, Apparel and Accessories Safety Process, in each case as such standards, policies, strategies, protocols or codes may be amended from time to time by McDonald’s in its sole discretion.
“Subsidiary” means, as to any Person, any other Person (a) of which such Person directly or indirectly owns, securities or other equity interests representing 50% or more of the aggregate voting power; or (b) of which such Person possesses the right to elect 50% or more of the directors or Persons holding similar positions.
“System” has the meaning set forth in Section 2.1.
“Term” has the meaning set forth in Section 4.1.
“Third Royalties” has the meaning set forth in Section 5.2.5.
“Trade Secrets” means, collectively, the trade secrets and proprietary know-how owned or acquired by McDonald’s or licensed to McDonald’s by one of its Affiliates relating to the development, ownership, operation, promotion and management of McDonald’s Restaurants (including the Franchised Restaurants), including all processes, systems, marketing calendars,
Exh. 1-9

operations manuals and procedures (including the Operations Manual), other manuals containing applicable policies and procedures, supplier lists, data, studies, analyses, technology, inventions, recipes, standards and specifications.
“Trademarks” means, collectively, the “McDonald’s” brand, and such other trademarks, service marks, logos, designs, trade dress, domain names, emblems, external and internal building designs, architectural features, and any combination of the foregoing, used to identify the McDonald’s Restaurants and the products or services offered by the McDonald’s Restaurants, as may be designated by McDonald’s from time to time in its sole judgment, including those trademarks, service marks, logos, designs, trade dress and domain names set forth in Exhibit 2.
“Transfer” means the voluntary, involuntary, direct or indirect sale, assignment, transfer, issuance, donation or other disposition or Encumbrance (whether in one or more transactions). “Transferred” and “Transferee” have correlative meanings.
“Transfer Fee” has the meaning set forth in Section 5.3.
“Tribunal” has the meaning set forth in Section 15.2.1.
“U.S. Dollar” or “$”means the lawful currency of the United States of America.
“Woods W. Staton” means Mr. Woods White Staton Welten.

Exh. 1-10

EXHIBIT 2
TRADEMARKS
[Exhibit omitted in accordance with Regulation S-K Item 601(a)(5).]
Exh. 2-1

EXHIBIT 3
FINANCING AGREEMENTS
[Exhibit omitted in accordance with Regulation S-K Item 601(a)(5).]
Exh. 3-1